                                                                               .
                                                                               .
                                                                               .

                                                                     Exhibit 1.1

TABLE OF CONTENTS

02    Corporate Profile

04    Chairman and Chief Executive Officer's Letter

07    Key Financial Information

10    Business Overview

15    Management Discussion and Analysis

25    Management Team

28    Report of Independent Registered Public Accounting Firm

30    Consolidated Balance Sheet as of December 31, 2003, 2004 and 2005

31    Consolidated Statements of Operations for the years ended December 31,
      2003, 2004 and 2005

32    Consolidated Statements of Shareholder's Equity and
      Comprehensive(Loss)Income for the years ended December 31, 2003, 2004 and
      2005

33    Consolidated Statements of Cash Flow for the years ended December 31,
      2003, 2004 and 2005

34    Note to the Consolidated Financial Statements

                                 [KONG.NET LOGO]

                           ABOUT KONGZHONG CORPORATION

                                  ABOUT KONGZHONG CORPORATION Annual Report 2005

KONGZHONG CORPORATION is a leading provider of wireless value added services and also operates one of the leading wireless internet portals in China. The Company delivers wireless value added services to consumers in China through multiple technology platforms including wireless application protocol (WAP), multimedia messaging service (MMS), JAVA, short messaging service (SMS), interactive voice response (IVR), and color ring back tone (CRBT). The Company also operates a wireless internet portal, Kong.net, which enables users to access media and entertainment content directly from their mobile phones. On July 09 2004, KongZhong Corporation became listed on NASDAQ(NASDAQ:KONG).

                                   [PICTURE]

                                                                     [KONG LOGO]

                                 [KONG.NET LOGO]

                          CHAIRMAN AND CHIEF EXECUTIVE
                              OFFICER'S STATEMENT

             CHAIRMAN AND CHIEF EXECUTIVE OFFICER'S STATEMENT Annual Report 2005

DEAR SHAREHOLDERS:

On behalf of the Board of Directors and the management team, we are pleased to present you with our 2005 annual report. 2005 was another exciting and record-breaking year for us. I am proud to highlight some of our achievements.

STRONG FINANCIAL PERFORMANCES

In 2005, we reported gross revenues of US$77.8 million, an increase of 62% from 2004. In fact, we have achieved sequential quarterly revenue growth every quarter since our inception. In addition, our 2005 net income reached US$22.2 million, and we generated approximately $30 million in operating cash flow in 2005. We have a very strong balance sheet - more than $117 million in cash as of March 31, 2006 and no debt. I am very proud of our strong financial performances in 2005.

                                   [PICTURE]

INCREASING MARKET SHARE IN WIRELESS VALUE ADDED SERVICES (WVAS) INDUSTRY

During 2005, we have pursued a diversified growth strategy across operators and technology platforms. We believe we have executed well and increased our market share in the WVAS industry. We have always been focused on 2.5G wireless technology and are a pioneer in 2.5G WVAS in China. I am pleased to report to you, according to Analysys, a Beijing based market research firm, we continue to hold the leading position in terms of revenue on each of the WAP, MMS, and JAVA(TM) technology platforms in China in 2005. While maintaining our leading position in 2.5G, we have improved our market position in the 2G service. In 2005, our 2G revenue grew 172% from 2004 to reach $21.3 million. With our acquisition of SharpEdge, we have also become one of the top WVAS providers at China Telecom and China Netcom. In first quarter 2006, our revenue has surpassed some of our industry peers. We believe we have become the second largest WVAS provider in China in terms of revenue.

In the rest of 2006, our WVAS execution focuses will remain the same. We will continue to diversify our revenues, enhance our product development capabilities, and expand our distribution channels. Selectively, we will also make strategic acquisitions to enhance our competitive advantages.

WIRELESS INTERNET PORTAL

In the beginning of 2006, we launched our wireless Internet portal under the new domain name "Kong.net" and established a new business unit exclusively focused on our wireless Internet portal (WIP) business. Wireless Internet portal will be a major initiative for us in the coming years.

Wireless Internet is now at very early stage of development in China. Only a small portion of China's 400 million mobile phone users are using wireless Internet today. We, however, believe with consumers' increasing familiarity of wireless media and entertainment applications offered by WVAS providers currently and China's adoption of 3G technology, wireless Internet portals will gain popularity fast and become an important channel for consumers to get information and entertainment applications.

                                                                     [KONG LOGO]

6

Annual Report 2005 CHAIRMAN AND CHIEF EXECUTIVE OFFICER'S STATEMENT

We believe that wireless Internet will blossom and it is crucial for us to make investment to establish early leadership position. Our vision is to build Kong.net into the largest wireless Internet portal in China in terms of traffic, user base, as well as advertising revenue eventually. In May 2006, we launched our first major national marketing campaign for Kong.net with focuses on Kong.net brand and the wireless Internet concept. We believe Kong.net is the first so called "free WAP portal" in China to launch such a campaign. We plan to devote significant human and financial resources to the WIP initiative.

In conclusion, in the rest of 2006, we will continue to focus on generating profit and cashflow from WVAS while investing in our wireless Internet portal initiative. I strongly believe that we will continue to grow our business, maintain our market leadership position, and deliver superior returns for our shareholders. We look forward to continuing our communication with you and receiving your continuous support.

/s/ Yunfan Zhou
------------------------------------------------
YUNFAN ZHOU
Chairman and Chief Executive Officer's Statement

[KONG LOGO]

                                [KONG.NET LOGO]

                           KEY FINANCIAL INFORMATION

8

Annual Report 2005 KEY FINANCIAL INFORMATION

Our audited historical consolidated financial statements have been prepared and presented in accordance with the generally accepted accounting principles in the United States, or U.S. GAAP.

                                                                             For the year ended December 31,
                                                        -------------------------------------------------------------------
Consolidated statements of operations data                   2003                        2004                     2005
------------------------------------------------        --------------              --------------           --------------
                                                        (in thousands of U.S. dollars, except for share and per share data)
Gross revenues                                          $      7,806.7              $     47,969.2           $     77,752.8
Cost of revenues                                              (2,284.0)                  (15,704.8)               (31,323.1)
                                                        --------------              --------------           --------------
Gross profit                                                   5,522.7                    32,264.4                 46,429.7
                                                        --------------              --------------           --------------
Operating expenses:
   Product development                                         1,382.7                     4,483.4                  8,530.8
   Sales and marketing                                           849.9                     3,287.9                  5,389.8
   General and administrative                                    883.0                     4,704.6                  7,607.0
   Class action lawsuit settlement
   and legal expenses                                               --                          --                  4,843.4
Total operating expenses                                       3,115.6                    12,475.9                 26,371.0
                                                        --------------              --------------           --------------
Income from operations                                         2,407.1                    19,788.5                 20,058.7
Other (expenses) income, net                                        --                       (23.9)                     6.5
Interest income, net                                               1.0                       604.7                  2,639.5
                                                        --------------              --------------           --------------
Net income before income taxes                                 2,408.1                    20,369.3                 22,704.7
Income tax expense - current                                        --                          --                    530.4
                                                        --------------              --------------           --------------
Net income                                              $      2,408.1              $     20,369.3           $     22,174.3
                                                        ==============              ==============           ==============
Net income per share:
   Basic                                                $         0.01              $         0.02           $         0.02
   Diluted                                              $         0.00              $         0.02           $         0.02
                                                        ==============              ==============           ==============
Shares used in calculating net income per share:
   Basic                                                   469,000,000                 903,010,929            1,377,102,380
                                                        ==============              ==============           ==============
   Diluted                                               1,094,824,434               1,250,640,982(1)         1,424,683,570
                                                        ==============              ==============           ==============

-------------
(1) As of December 31, 2004, we had 33,260,000 ordinary share equivalents outstanding that could have potential diluted income per share in the future, but that were excluded in the computation of diluted income per share in the period, as their exercise prices were above the average market values in such period

                                   [PICTURE]

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

                                                                               9

                                    KEY FINANCIAL INFORMATION Annual Report 2005

                                                                 For the year ended December 31,
                                                    --------------------------------------------------------
Consolidated statements of operations data              2003                   2004                  2005
------------------------------------------------    -------------         --------------         -----------
                                                                (in thousands of U.S. dollars)
Cash and cash equivalents                           $     3,742.6         $     90,714.1         $ 117,141.5
Accounts receivable, net                                  1,703.9               10,198.8            10,833.9
Property and equipment, net                                 848.5                2,484.2             3,116.4
Acquired intangible assets, net                                 -                      -               260.6
Long-term investment                                            -                      -               500.0
Goodwill                                                        -                      -             1,169.1
Total assets                                              6,567.5              104,372.7           135,083.2
Total current liabilities                                 1,047.3                4,443.6            11,285.3
Series B redeemable convertible preferred shares          2,970.0                      -                   -
Total shareholders' equity                                2,550.1               99,808.3           123,773.7
Total liabilities and shareholders' equity                6,567.5              104,372.7           135,083.2

                                                                For the year ended December 31,
                                                    --------------------------------------------------------
Consolidated statements of operations data               2003                   2004                 2005
------------------------------------------------    -------------         --------------         -----------
                                                                (in thousands of U.S. dollars)
Net cash (used in) provided by:
Operating activities                                $     1,959.7         $     15,844.7         $  29,569.0
Investing activities                                       (864.0)              (2,430.2)           (4,081.7)
Financing activities                                            -               73,555.5               205.8

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

                                [KONG.NET LOGO]

                               BUSINESS OVERVIEW

                                                                              11
                                            BUSINESS OVERVIEW Annual Report 2005

HISTORY AND DEVELOPMENT OF THE COMPANY

We were incorporated on May 6, 2002 under the laws of the Cayman Islands as Communication Over The Air Inc., an exempted limited liability company. In March 2004, we changed our name to KongZhong Corporation. We are headquartered in Beijing, China, and provide wireless value-added services throughout China.

We conduct our business in China solely through our wholly-owned subsidiaries, KongZhong Beijing, KongZhong China and Beijing Anjian Xingye. In order to meet domestic ownership requirements under PRC law, which restrict us and our subsidiaries, as foreign or foreign-invested companies, respectively, from operating in certain value-added telecommunications and Internet services, we operate our wireless value-added services through Beijing AirInbox, Beijing Boya Wuji, Beijing WINT, Wuhan Chengxitong and BJXR, all of which are based in China and are wholly owned by PRC citizens. We do not have any equity interests in Beijing AirInbox, Beijing Boya Wuji, Beijing WINT, Wuhan Chengxitong or BJXR, but enjoy the economic benefits of these companies through a series of contractual arrangements as described below.

Our principal executive office is located at 35th Floor, Tengda Plaza, No. 168, Xizhimenwai Street, Beijing, China, 100044. Our telephone number is (8610) 8857-6000. Our primary website address is www.KongZhong.com and our wireless Internet portal address is Kong.net. Information contained on our website or our wireless Internet portal does not constitute a part of this annual report. Our agent for service of process is CT Corporation System located at 111 Eighth Avenue, New York, New York, 10011.

In July 2004, we completed the initial public offering of our American Depositary Shares, representing our ordinary shares, and listed the ADSs on The Nasdaq Stock Market, Inc., or Nasdaq.

OUR BUSINESS

OUR WIRELESS VALUE-ADDED SERVICES

The following are the three major service areas on which we focus:

* INTERACTIVE ENTERTAINMENT. We offer a wide range of interactive entertainment services, including mobile games, karaoke, electronic books and mobile phone personalization features, such as ringtones, wallpaper, icons, clocks and calendars. We provide our interactive entertainment services through all of our technology platforms. Mobile phone users can download on demand or subscribe for regular downloads of our interactive entertainment services, although most of our mobile games are offered on a single-transaction basis. Some of our most popular interactive entertainment services include:

Mobile Games. We focus on offering mobile games based on 2.5G platforms including WAP and Java(TM). In 2005, we established a dedicated mobile games product development team to develop and publish 2.5G mobile games and also acquired Tianjin Mammoth, a mobile games developer. As of December 31, 2005, we had a library of over 100 internally developed mobile game titles. Our internally developed game Kung Fu Hustle, launched in November 2005, received the Best Mobile Game Award at the 2005 China Annual Game Industry Conference.

Pictures and Logos. Mobile phone users can download pictures and logos to personalize the background of their mobile phone screens. Such pictures include cartoons, pets and scenic photos.

                                                                     [KONG LOGO]

12
Annual Report 2005 BUSINESS OVERVIEW

Polyphonic Ringtones. Our ringtones enable a mobile phone user to personalize their ringtones using the melodies of their favorite songs or special sound effects.

[MOBILE PHONE]

* MEDIA. Users can download our media content on either a single-transaction basis or a monthly subscription basis. Media content covers international and domestic news, entertainment, sports, fashion, lifestyle and other special interest areas. Some of our most popular media services include:

News. We offer international and domestic news, delivered in a format easy for the reader to peruse. Our WAP version enables users to easily search for news that interests them.

Entertainment. Our entertainment magazine focuses on high-profile celebrities and includes star biographies, interviews and photos.

Sports. Our sports magazine features sports news, game scores and information about sports stars.

Community. Users can engage in community-oriented activities such as interactive chatting, message boards, dating and networking. Users may access our community services only on a monthly subscription basis. Some of our most popular community services include:

Chat. We offer a variety of chat services. For instance, we have a virtual reality game that allows mobile phone users to choose the lifestyle they dream of and interact with the city's other inhabitants/players.

Dating. Our dating mobile services are highly popular. We have a mobile chat and dating service available on WAP and MMS that allows users to utilize the enhanced features of 2.5G technology to choose their chatting partners from a selection of pictures taken with users' mobile phone cameras. We also offer a WAP-based dating service designed to simulate a campus environment tailored for students.

Photo Albums. Our photo albums allow mobile users to post and arrange their photos take with their mobile handsets into albums accessible via their handsets. Utilizing the WAP technology platform, mobile users can access photo albums in a manner similar to accessing photo albums on the Internet.

OUR WIRELESS INTERNET PORTAL BUSINESS

We have developed a wireless Internet portal that customers can visit from their mobile phones by using their WAP browser while accessing China's 2.5G mobile networks. Our original wireless Internet portal domain name, or URL, was www.cota.cn, but we have recently moved to Kong.net. Our portal is independent from the telecommunications operators' portals, including China Mobile's Monternet(TM) portal. Through our portal, we offer news, community services, games and other interactive media and entertainment services to our customers free of charge. We launched our portal in 2004, began expanding our portal offerings in 2005 and plan to undertake a major advertising campaign in 2006 to drive traffic to our portal and promote recognition of the portal and our corporate brand.

Our wireless Internet portal business is a new business and strategic initiative that we are undertaking with the

[KONG LOGO]

                                                                              13
                                            BUSINESS OVERVIEW Annual Report 2005

aim of further expanding our product offerings, strengthening our competitive advantages, increasing corporate brand awareness and preparing ourselves for the eventual launch of 3G networks in China. We believe this initiative is an important part of our efforts to continue growing our business over the long term. We expect our wireless Internet portal business will eventually generate advertising revenue over the long term if traffic to our portal becomes sufficiently large. However, we do not expect any significant revenue, including advertising revenue, from our wireless Internet portal business during the next few years.

OUR TECHNOLOGY PLATFORMS

2.5G WIRELESS STANDARD SERVICES

We deliver our 2.5G services primarily to users of mobile phones that either are based on the global system for mobile communication, or GSM, standard and utilize general packet radio service, or GPRS, technology or are based on the code-division multiple access, or CDMA, standard and utilize CDMA 1x technology, in both cases through the WAP, MMS and Javao technology platforms.

Wireless Application Protocol (WAP). WAP allows users to browse content on their mobile phones so that users can request and receive information in a manner similar to accessing information on Internet web sites through personal computers. We provide our WAP service primarily over China Mobile's GPRS networks, which allows users to download color and animated pictures, logos and wallpaper, interactive mobile games, customized ringtones and other Internet content. We launched WAP services in May 2002, but did not begin to receive revenue for such services until September 2002, when China Mobile started to allow service providers to charge fees for WAP services.

Multimedia Messaging Services (MMS). MMS is a messaging service that we deliver over GPRS networks and that, in China, allows up to 50 kilobytes of data to be transmitted in a single message, compared to 140 bytes of data via SMS. As a result, MMS enables users to download colorful pictures and advanced ringtones. We launched MMS services in October 2002, but did not begin to receive revenue for such services until April 2003, when China Mobile started to allow service providers to charge fees for MMS. Our monthly subscription services automatically send information to users' mobile phones, and include news, beauty, celebrity photographs and special collectible items. Our services that can be downloaded on a single-transaction basis include pictures, screensavers, ringtones and special sound effects.

Java(TM). Java(TM) technology allows mobile phone users to play interactive and networked mobile games and karaoke, and to download applications to customize their mobile phone settings, such as screensavers and

                                   [PICTURE]

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

14
Annual Report 2005 BUSINESS OVERVIEW

clocks. We launched services based on the Java(TM) programming language in September 2003, but did not begin to receive revenue for such services until November 2003, when China Mobile started to allow service providers to charge fees for Java(TM) services. We expect revenue from our Java(TM)-based services to continue growing as more models of mobile phones sold in China incorporate this technology and we develop new services utilizing the Java(TM) language.

2G WIRELESS STANDARD

We deliver our 2G services primarily through the SMS, IVR and CRBT technology platforms.

Short Messaging Services (SMS). SMS is the basic form of mobile messaging service, and is supported by substantially all mobile phone models currently sold. Users can receive our products and services, which include news, jokes, weather forecasts and short stories, through their mobile phones on a subscription or single-transaction basis. We launched and began receiving revenue from SMS in July 2002.

Interactive Voice Response (IVR). Interactive voice response services allow users to access voice content from their mobile phones, including music, chat, foreign-language instruction and novels. We launched and began receiving revenue from IVR services in December 2003.

Color Ring Back Tone (CRBT). Color ring back tones allow a mobile phone user to customize the sound that callers hear when ringing the user's mobile phone. We offer a variety of entertaining content, including pre-recorded messages, movie dialogues and soundtracks and a wide range of classical and popular music. We launched and began receiving revenue from our CRBT services in October 2003 in Beijing and subsequently began to offer CRBT services in other provinces. We offered CRBT services through 58 provincial subsidiaries of China Mobile, China Unicom, China Netcom and China Telecom as of December 31, 2005.

[KONG LOGO]

                                  [KONG LOGO]

                              MANAGEMENT DISCUSSION
                                   & ANALYSIS

16
Annual Report 2005 MANAGEMENT DISCUSSION & ANALYSIS

OVERVIEW

We are one of China's leading providers of wireless value-added services generally, and are the leading provider in terms of 2.5G wireless interactive entertainment, media and community services to customers of China Mobile, which has the largest mobile subscriber base in the world. According to Analysys International, based on our 2005 revenues, we were the leading provider on China Mobile's networks of wireless value-added services on each of the WAP, MMS and Java(TM) technology platforms. We provide interactive entertainment, media and community services through multiple technology platforms to mobile phone users. We provide most of our services through 2.5G technology platforms, including WAP, MMS and Java(TM), which offer higher quality graphics, richer content and interactivity compared to 2G wireless services. We also offer a range of data and voice services through 2G technology platforms, including SMS, IVR and CRBT.

We were incorporated under the laws of the Cayman Islands on May 6, 2002. Our gross revenues for the year ended December 31, 2005 were $77.8 million, whereas our gross revenues for the year ended December 31, 2004 were $48.0 million. Our net income for the year ended December 31, 2005 was $22.2 million, as compared to $20.4 million for the year ended December 31, 2004.

For each quarter since our founding, we have devoted significant resources to product development. We have steadily built up our product development team in order to analyze consumer demands and to expand the range of our service offerings to attract new customers and increase usage among our existing customers. The size of our product development team increased from 320 persons as of December 31, 2004 to 534 persons as of December 31, 2005. In particular, we have strengthened our product development capabilities in the rapidly growing areas of mobile games, IVR and CRBT. We expect to remain committed in the coming year to enhancing our product development capabilities through a managed enlargement of our product development team while focusing on research for and development of proprietary technology and content.

We have also committed significant resources since our founding to building our sales and marketing team, which we believe has been crucial in promoting our brand and placing our services in the hands of users by building our relationships with telecommunications operators and distribution channels. The size of our sales and marketing team increased from 110 persons in 21 provinces as of December 31, 2004 to 155 persons in 26 provinces as of December 31, 2005. In addition to expanding our sales and marketing team, we also have participated in joint promotional arrangements to promote our brand and services. We expect our focus on sales and marketing efforts to continue in the coming year.

PRC regulations currently restrict foreign ownership of companies that provide value-added telecommunications services, which include wireless value-added services and Internet content services. To comply with PRC regulations, we conduct substantially all of our operations through Beijing AirInbox, Beijing Boya Wuji, Beijing WINT, Wuhan Chenxitong and BJXR, which are owned by PRC citizens. We have entered into loan agreements with each of the shareholders of Beijing AirInbox, pursuant to which we provided interest-free loans to each of the shareholders of Beijing AirInbox for a term of

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                                                                              17
                             MANAGEMENT DISCUSSION & ANALYSIS Annual Report 2005

10 years, in an aggregate amount of $1.2 million (RMB9.7 million) to be invested exclusively in Beijing AirInbox. We have also entered into a series of contractual arrangements with Beijing AirInbox, Beijing Boya Wuji, Beijing WINT, Wuhan Chengxitong, BJXR and their shareholders, including the exclusive technical and consulting services agreements and trademark and domain name license agreements pursuant to which we are entitled to receive service and license fees. In addition, we have entered into equity pledge agreements with each of the shareholders of each of our operating companies, pursuant to which each of the shareholders pledged all of his or her interest in our operating companies to us as security for the performance by each of our operating companies of their obligations under the exclusive technical and consulting services agreements. As a result of these contractual arrangements, under U.S. GAAP, we are the primary beneficiary of the investments in our operating companies and we consolidate their results of operations in our consolidated financial statements.

We have a limited operating history on which to base an evaluation of our business and prospects. Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stages of their development, particularly in new and rapidly evolving markets such as wireless value-added services.

The major factors affecting our results of operations and financial condition include:

      - Growth of the wireless value-added services consumer market in China;

      - Technological advancement of the mobile telecommunications market, including the adoption of 2.5G and subsequent standards of mobile handsets and networks, in China;

      -     Attractiveness and variety of our services;

      - Our product development efforts to capitalize on market opportunities;

      -     Expansion of our marketing and promotion activities;

      - Change in the number, scope and terms of our cooperation arrangements with the telecommunications operators, content providers, mobile handset manufacturers, mobile handset distributors and other key players in China's mobile telecommunications industry; and

      -     Changes in government or mobile operator regulatory policies.

In particular, our business may be adversely affected if the terms or conditions of our contractual arrangements with the telecommunications operators should change with regard to any particular type of service. In order to reduce the risk that our results of operations and financial conditions would be overly dependent upon, and disproportionately impacted by, any particular service offering, technology platform or telecommunications operator, we have sought to broaden the range of our services, develop new relationships with telecommunications operators and expand our distribution channels. The growth of our product development and sales and marketing teams underscores our focus on enhancing our ability to bring new services to market quickly and effectively so that we can preserve our leading position on key 2.5G services with China Mobile. Meanwhile, we are also developing our relationships with China Unicom, China Telecom and China Netcom in order to broaden the base of our operation. In addition, we have increased the number of distribution arrangements we have with major mobile handset manufacturers to further enhance the distribution of our services and promote our brand.

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18
Annual Report 2005 MANAGEMENT DISCUSSION & ANALYSIS

REVENUES

We derive revenues from providing wireless value-added services to mobile phone users, substantially all of whom are customers of China Mobile and its subsidiaries.

The following table sets forth the historical consolidated revenue attributable to services derived from each of our 2.5G and 2G technology platforms in terms of amount and as a percentage of our total gross revenues for the periods indicated:

                                                   For the year ended December,31,
                             ------------------------------------------------------------------------------
                                      2003                       2004                       2005
                             ------------------------   ------------------------   ------------------------
                                           Percentage                 Percentage                 Percentage
                               Amount      of revenue      Amount     of revenue     Amount      of revenue
                             -----------   ----------   -----------   ----------   -----------   ----------
                                         (in thousands of U.S. dollars, except percentages)
2.5G services
  WAP                            3,852.9       49%         22,101.5       46%         38,207.5       49%
  MMS                            2,085.5       27%         17,264.1       36%         15,069.8       19%
  Java(TM)                          17.6        0%            783.6        2%          3,041.0        4%
                             -----------      ---       -----------      ---       -----------      ---
  Total                      $   5,956.0       76%      $  40,149.2       84%      $  56,318.3       72%
2G services
  SMS                            1,839.2       24%          6,629.6       14%         14,870.5       19%
  IVR                                                       1,068.1        2%          5,235.9        7%
  CRBT                              11.5        0%            122.3        0%          1,151.7        2%
                             -----------      ---       -----------      ---       -----------      ---
  Total                          1,850.7       24%          7,820.0       16%         21,258.1       28%
                             -----------      ---       -----------      ---       -----------      ---
Other revenues(1)                      -        -              10.5        0%            176.4        0%
                                                        -----------      ---       -----------      ---
Total gross revenues         $   7,806.7      100%      $  47,969.2      100%      $  77,752.8      100%

----------
(1) Includes revenues from advertising on our MMS services and from developing mobile games for third parties

Prior to 2004, we generated all of our revenues from fees paid by mobile phone users who use our services through China Mobile's network. In 2004, we began to receive revenue from services provided on the networks of China Unicom, China Netcom and China Telecom. Such revenue amounted to 5% of our total revenues during the year ended December 31, 2005, compared to less than 1% of our total revenues during the year ended December 31, 2004. Some of our contracts are with the telecommunications operator parent companies and are nationwide, while other contracts are with the respective operators' provincial subsidiaries. Users in China's coastal provinces constitute the most significant portion of our customer base. As a result, we allocate additional resources to these provinces, including establishing sales offices in most of these provinces.

We recognize revenue derived from our services before deducting the service fees and the net transmission charges paid to the telecommunications operators. Fees for our services are charged on either a single-transaction or monthly subscription basis and vary according to the type of services delivered.

As telecommunications operators do not provide us detailed revenue breakdown on a service-by-service basis, we depend on our internal data management system to monitor revenue derived from each of our services. We make our business decisions including research and development of new services and reallocation of resources to popular services based on our internal data, taking into account other factors including strategic considerations.

[KONG LOGO]

                                                                              19
                             MANAGEMENT DISCUSSION & ANALYSIS Annual Report 2005

COST OF REVENUES

OUR COST OF REVENUES INCLUDES THE FOLLOWING:

- Service fees due to the telecommunications operators. In the case of China Mobile and its subsidiaries, service fees are generally 15% of the gross revenues with an additional 15% when the China Mobile operator provides customer services for us or an additional 35% when the China Mobile operator provides a package of customer services, marketing and promotional services for us. In the case of China Unicom, China Telecom and China Netcom, service fees are 15%-50%;

- Net transmission charges payable by us to the telecommunications operators, calculated as the number of messages we send to users in excess of the number of message requests received by us multiplied by a per message transmission fee, which varies depending on the total volume of messages sent in any given month;

- Payments to content providers for the use of their content, and to mobile handset manufacturers and other industry partners with whom we have cooperation arrangements, in the form of a fixed fee or a percentage of our aggregate net cash received from the telecommunications operators with respect to services provided through the cooperation arrangements; and

- Bandwidth leasing charges and depreciation and facility costs relating to equipment used to provide wireless value added services.

Our cost of revenues for the years ended December 31, 2005 and December 31, 2004 was $31.3 million and $15.7 million, respectively. During the year ended December 31, 2005, our cost of revenues totaled 40.29% of gross revenues, of which service fees to telecommunications operators represented 16.40%, payments to handset manufacturers represented 9.06%, net transmission charges to telecommunications operators represented 7.22%, payments to content providers represented 5.15% and bandwidth leasing charges, depreciation and facility costs represented 2.46%.

Our cost of revenues increased substantially in 2005 as a result of an increase in the volume of our services. The cost of revenues as a percentage of total revenues also increased due to an increase in the number of mobile handset manufacturers and other business partners with which we have cooperation agreements and to which we pay a portion of the net revenues that we receive from the telecommunications operators. As part of our business strategy, we intend to pursue more such cooperation arrangements, which may further decrease our gross margin in the future, because such cooperation arrangements make it easier for users to subscribe to our products and services and provide a cost-effective way to increase our market share.

OPERATING EXPENSES

Our operating expenses include product development, sales and marketing, and general and administrative expenses.

In 2005, in accordance with SEC Staff Accounting Bulletin No. 107 dated March 29, 2005, we stopped presenting amortization of deferred stock compensation as a separate expense line item and instead began including these expenses in the same lines as cash compensation paid to the relevant employees, which are product development, sales and marketing and general administrative. In order to compare 2005 expenses with prior years, we also reclassified 2003 and 2004 expenses.

                                                                     [KONG LOGO]

20
Annual Report 2005 MANAGEMENT DISCUSSION & ANALYSIS

The following table sets forth certain consolidated operating expenses data in terms of amount and as a percentage of our gross revenues for the periods indicated:

                                             For the year ended December,31,
                         ------------------------------------------------------------------------
                                  2003                     2004                     2005
                         ----------------------  -----------------------  -----------------------
                                     Percentage               Percentage               Percentage
                           Amount    of revenue    Amount     of revenue    Amount     of revenue
                         ----------  ----------  -----------  ----------  -----------  ----------
                                   (in thousands of U.S. dollars, except percentages)
Product development      $  1,382.7    17.7%     $   4,483.4      9.3%    $   8,530.8     11.0%
Sales and marketing           849.9    10.9%         3,287.9      6.9%        5,389.8      6.9%
General and
administrative                883.0    11.3%         4,704.6      9.8%        7,607.0      9.8%
Class action lawsuit
settlement and legal
expenses                          -       -                -        -         4,843.4      1.7%
                         ----------    ----      -----------     ----     -----------     ----
Total                    $  3,115.6    39.9%     $  12,475.9     26.0%    $  26,371.0     29.4%
                         ==========    ====      ===========     ====     ===========     ====

Product Development Expenses. Our product development expenses consist primarily of compensation and benefits for our product development team, which focuses on developing and improving our services and adapting them for next-generation technology platforms. Our product development expenses have increased since our formation due to the increase in the size of our product development team. Our product development expenses as a percentage of our gross revenues decreased in each of 2003 and 2004 in comparison with the previous year, but began climbing again in 2005. We expect our product development expenses to continue to increase in absolute terms as our company grows.

Sales and Marketing Expenses. Our sales and marketing expenses consist primarily of advertising, sales and marketing expenses, including expenses associated with sponsoring promotional events, as well as compensation and benefits for our sales, marketing and customer service departments. Our sales and marketing expenses have increased since our inception, primarily due to the growth of our sales and marketing team as well as an expansion of our marketing efforts. In 2006, we plan to significantly increase sales and marketing expenditures by launching an advertising campaign to promote the KongZhong brand and market our wireless Internet portal.

General and Administrative Expenses. Our general and administrative expenses consist primarily of business taxes, compensation and benefits for general management, finance and administrative personnel, professional fees and other office expenses. Our general and administrative expenses have increased since our inception. Our professional services expenses rose in 2005 to meet the requirements of a publicly listed company. Our business tax increased in 2005 along with the increase in our revenues. We expect our general and administrative expenses to increase as our business expands in future periods because larger revenues will incur larger business taxes.

Class action lawsuit settlement and legal expenses. These expenses consist primarily of legal fees related to the class action and accrued settlement expenses. On September 13, 2005, we reached an agreement in principle to settle the action. On November 9, 2005, we entered into a stipulation of settlement pursuant to which the plaintiffs agreed to dismiss with prejudice the class action claims and we agreed to pay $3.5 million into a settlement fund for persons who purchased or sold our ADSs between July 9, 2004 and August 17, 2004. We made a one-time non-recurring provision during 2005 for $3.5 million, the amount of the agreed settlement. The court approved the settlement at a fairness hearing on April 14, 2006. In the first quarter of 2006, we paid the $3.5 million settlement payment into an escrow account.

[KONG LOGO]

                             MANAGEMENT DISCUSSION & ANALYSIS Annual Report 2005

RESULTS OF OPERATIONS

Year ended December 31, 2005 compared to year ended December 31, 2004

The following table sets forth, for the periods presented, certain data from our consolidated results of operations. This information should be read in conjunction with the consolidated financial statements and related notes contained elsewhere in this annual report.

                                                          For the year ended December,31,
                                     ---------------------------------------------------------------------------
                                               2003                      2004                      2005
                                     -----------------------  ------------------------  ------------------------
                                                  Percentage                Percentage                Percentage
                                       Amount     of revenue     Amount     of revenue     Amount     of revenue
                                     -----------  ----------  ------------  ----------  ------------  ----------
                                                (in thousands of U.S. dollars, except percentages)
Gross revenues
2.5G(1)                              $  5,956.0      76.3%    $  40,149.2     83.7%     $  56,318.3     72.4%
2G(2)                                   1,850.7      23.7%        7,809.4     16.3%        21,258.1     27.4%
Other                                                   -            10.6      0.0%           176.4      0.2%
                                     ----------     -----     -----------    -----      -----------    -----
Total gross revenues                    7,806.7     100.0%       47,969.2    100.0%        77,752.8    100.0%
Cost of revenues                       (2,284.0)    (29.3)%     (15,704.8)   (32.7%)      (31,323.1)   (40.3%)
                                     ----------     -----     -----------    -----      -----------    -----
Gross profit                            5,522.7      70.7%       32,264.4     67.3%        46,429.7     59.7%
Operating expenses:
Product development                     1,382.7      17.7%        4,483.4      9.3%         8,530.8     11.0%
Sales and marketing                       849.9      10.9%        3,287.9      6.9%         5,389.8      6.9%
General and administrative                883.0      11.3%        4,704.6      9.8%         7,607.0      9.8%
Class action lawsuit settlement and
legal expenses                                -         -               -        -          4,843.4      6.2%
                                     ----------     -----     -----------    -----      -----------    -----
Total operating expenses                3,115.6      39.9%       12,475.9     26.0%        26,371.0     33.9%
                                     ----------     -----     -----------    -----      -----------    -----
(Loss) income from operations           2,407.1      30.8%       19,788.5     41.2%        20,058.7     25.8%
Interest income, net                        1.0         -           604.7      1.3%         2,639.5      3.4%
Other expenses, net                           -         -           (23.9)    (0.0%)            6.5      0.0%
                                     ----------     -----     -----------    -----      -----------    -----
Income before tax expense            $  2,408.1      30.8%       20,369.3     42.5%        22,704.7     29.2%
Income tax                                    -         -               -        -            530.4      0.7%
                                     ----------     -----     -----------    -----      -----------    -----
Net (loss) income                    $  2,408.1      30.8%       20,369.3     42.5%        22,174.3     28.5%
                                     ==========     =====     ===========    =====      ===========    =====

----------
(1) Includes WAP, MMS and Java(TM). We began to provide WAP, MMS and Java(TM) services on a paid basis in September 2002, April 2003 and November 2003, respectively.

(2) Includes SMS, IVR and CRBT. We began to provide SMS, IVR and CRBT services on a paid basis in July 2002, December 2003 and October 2003, respectively.

GROSS REVENUES. Our gross revenues increased substantially to $77.8 million in 2005 from $48.0 million in 2004. The increase in our gross revenues was largely due to the rapid growth in China's wireless value-added services market and the usage volume of our WAP, MMS and SMS services in 2005. Our 2G revenue grew 172% from 2004 to 2005 and reached $21.3 million. The substantial growth in our SMS and other 2G usage and revenue was a result of our increased product development and sales and marketing efforts devoted to 2G services.

COST OF REVENUES. Our cost of revenues increased substantially to $31.3 million in 2005 from $15.7 million in 2004. As our revenues increased, the amount that we paid to the telecommunications operators in service fees and net transmission charges also increased. The service fees that we paid to other business partners, including mobile handset manufacturers, also increased as a result of the increase in our revenues and in the number and scope of our cooperation agreements.

                                                                     [KONG LOGO]

22

Annual Report 2005 MANAGEMENT DISCUSSION & ANALYSIS

[PICTURE]

Gross Profit. Our gross profit in 2005 increased substantially from 2004 primarily due to a substantial increase in the volume of our services and related revenues. We achieved a gross profit of $46.4 million in 2005 as compared to $32.3 million in 2004. Our gross profit as a percentage of total revenue decreased to 59.7% in 2005 from 67.3% in 2004 due to the increased proportion in our revenue mix of 2G revenues, which have a lower gross profit margin, our increased reliance on handset manufacturers as a distribution channel and associated increase in payments to such handset manufacturers, higher telecommunications operator transmission fees as a percentage of total revenue for sending MMS and SMS services to our customers, and larger payments to our content providers.

OPERATING EXPENSES. Our operating expenses increased substantially to $26.4 million in 2005 from $12.5 million in 2004. This increase was primarily driven by an increase in headcount, particularly in product development, as well as the class action lawsuit settlement and legal expenses related to the issues raised in the class action litigation that commenced in 2004.

Our total number of employees increased to 855 as of December 31, 2005 from 541 as of December 31, 2004, of which our product development team increased to 534 employees as of December 31, 2005 from 320 employees as of December 31, 2004. The increase in headcount was a major reason that our product development expenses increased to $8.5 million in 2005 from $4.5 million in 2004. Product development expense as a percentage of revenue has increased from 9.3% in 2004 to 11.0% in 2005 as we continued to focus on our internal product development capability to introduce innovative and advanced products to our customers earlier than our competitors and prepare ourselves for the eventual 3G wireless network.

Our sales and marketing expenses increased to $5.4 million in 2005 from $3.3 million in 2004 as a result of an increase in marketing activities to promote our brand name and the expansion of our marketing team as our business grew. We expanded our sales and marketing team to 155 employees as of December 31, 2005 from 110 employees as of December 31, 2004, and our customer service team to 85 employees as of December 31, 2005, from 53 employees as of December 31, 2004.

Our general and administrative expenses increased to $7.6 million in 2005 from $4.7 million in 2004 as a result of the expansion of our business. We recorded increases in our business tax, professional fees (including fees for legal and accounting services associated with being a public company), compensation and benefits for general management, finance and administrative personnel, travel expenses, lease expenses and other office expenses. Our general and administrative staff grew to 48 employees as of December 31, 2005 from 36 employees as of December 31, 2004.

We incurred $1.3 million in legal expenses related to the issues raised in the class-action litigation commenced in August 2004. We also accrued $3.5 million in settlement expenses in 2005. Total expenses related to the issues raised in the class-action litigation in 2005 were $4.8 million compared to nil in 2004.

In accordance with SEC Staff Accounting Bulletin No. 107 dated March 29, 2005, we no longer report amortization of deferred stock compensation as a separate line item. These expenses are included in the same lines as cash compensation paid to the relevant employees, which are product development, sales and marketing and general administrative.

[KONG LOGO]

                             MANAGEMENT DISCUSSION & ANALYSIS Annual Report 2005

LIQUIDITY AND CAPITAL RESOURCES

CASH FLOWS AND WORKING CAPITAL

The following table sets forth our cash flows with respect to operating, investing and financing activities for the periods indicated.

                                                 For the year ended December 31,
                                              --------------------------------------
Consolidated statements of operations data      2003          2004           2005
                                              ---------   ------------   -----------
                                                 (in thousands of U.S. dollars)
Net cash provided by operating activities     $ 1,959.8   $   15,844.7   $  29,569.0
Net cash used in investing activities            (864.0)      (2,430.2)     (4,081.7)
Net cash provided by financing activities             -       73,555.5         205.8
Effect of exchange rate changes                     0.6            1.5         734.3
Net increase in cash and cash equivalents       1,096.4       86,971.5      26,427.4
Cash and cash equivalents, beginning of year    2,646.2        3,742.6      90,714.1
Cash and cash equivalents, end of year        $ 3,742.6   $   90,714.1   $ 117,141.5

Prior to our initial public offering in July 2004, our primary sources of liquidity were capital contributions from our founders, private placements of preferred shares to investors and cash generated from operating activities. Since the completion of our initial public offering, our primary sources of liquidity have been cash flow from operating activities and the proceeds of our initial public offering. We used a portion of the proceeds of our public offering to expand our business through acquisitions in 2005 and in early 2006, and we anticipate that additional proceeds may be used to fund further acquisition activities. As of December 31, 2004 and December 31, 2005, our cash and cash equivalents were $90.7 million and $117.1 million, respectively.

We do not bill or collect payment from users of our services directly, but instead depend on the billing systems and records of China Mobile and other telecommunications operators to record the volume of our services provided, charge our users, collect payments and remit to us our revenue, less transmission fees and service fees. If China Mobile ceases to continue to cooperate with us, we will explore further cooperation with other telecommunications service providers and explore alternative billing systems to collect bills from users.

Net cash provided by operating activities was $29.6 million in 2005 compared to net cash provided by operating activities of $15.8 million in 2004. This difference was primarily due to the net income that we generated.

Net cash used in investing activities increased significantly to $4.1 million in 2005 from $2.4 million in 2004, due primarily to our acquisition of businesses as well as investment in property and equipment including servers, computers and vehicles in connection with the expansion of our business.

Net cash provided by financing activities in 2005 was $0.2 million, which mainly represents the exercise price of employee and non-employee share options paid to the company in 2005.

We believe that our current cash and cash equivalents, cash flow from operations and the proceeds from our initial public offering will be sufficient to meet our anticipated cash needs, including for working capital purposes, capital expenditures and various contractual obligations, for at least the next 12 months. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these sources are insufficient to satisfy our cash requirements, we may seek to sell debt securities or additional equity or to obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The

                                                                     [KONG LOGO]

24

Annual Report 2005 MANAGEMENT DISCUSSION & ANALYSIS

incurrence of indebtedness would result in incurring debt service obligations and could result in operating and financial covenants that would restrict our operations. Given our short operating history, we currently do not have any lines of credit or loans with any commercial banks. As a result, we are unlikely to rely on any bank loans to meet our liquidity needs. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

INDEBTEDNESS

As of December 31, 2005, we did not have any indebtedness, and we did not have any material debt securities, material contingent liabilities or material mortgages or liens.

We intend to meet our future funding needs through cash flow generated from operating activities and the proceeds of our initial public offering. Our treasury objective is to maintain safety and liquidity of our cash. Therefore, we have kept our cash and cash equivalents in short-term deposits and short-term government and high-grade corporate notes.

The following table sets forth our indebtedness as of the dates indicated:

                                              For the year ended December 31,
                                              --------------------------------
Consolidated statements of operations data       2003        2004       2005
                                              ---------   -----------  -------
                                                (in thousands of U.S. dollars)
Short-term debt                               $    90.0   $         -  $     -
Total debt                                    $    90.0   $         -  $     -

As of December 31, 2005, we did not have any outstanding loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities or other similar indebtedness, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or purchase commitments, guarantees or other material contingent liabilities.

CAPITAL EXPENDITURES

Our total capital expenditures in 2005, 2004, and 2003 were $2.1 million, $2.4 million and $0.9 million, respectively. We currently have approximately $0.6 million worth of capital expenditures in progress, which will be used entirely in China. Our capital expenditures in progress are financed from our IPO proceeds and cash flows from our operating activities. We did not have any material commitments for capital expenditures as of December 31,2005.

Our capital expenditures are spent primarily on servers, computers, office equipment, leasehold improvement and vehicles. In general, there is a positive correlation between our revenue and the amount of traffic that passes through our servers and transmission equipment. From time to time we need to purchase additional servers and transmission equipment as a result of increased business traffic. Our purchase of personal computers is primarily driven by headcount increases.

As the telecommunications operators do not provide us detailed revenue breakdown on a service-by-service basis, we depend on our internal database system to monitor revenue derived from each of our services. We make our business decisions based on our internal data, taking into account other factors including strategic considerations.

[KONG LOGO]

                                [KONG.NET LOGO]

                                 MANAGEMENT TEAM

26

Annual Report 2005 MANAGEMENT TEAM

DIRECTORS

[PICTURE]

YUNFAN ZHOU, one of our founders, has served as the chairman of the board of directors of our company and our chief executive officer since our inception in May 2002. His current board term expires in 2007. Prior to establishing our company, Mr. Zhou served as vice president, executive vice president and general manager of Sohu.com Inc., an Internet portal company, from October 2000 to March 2002. In June 1999, Mr. Zhou co-founded ChinaRen Inc., an Internet portal and community company, and served as chief operating officer and general manager until October 2000, when ChinaRen Inc. merged into Sohu.com Inc. Mr. Zhou holds a master's degree in electrical engineering from Stanford University and a bachelor's degree in electrical engineering from Tsinghua University.

NICK YANG, one of our founders, has served as president, director and chief technology officer of our company since our inception in May 2002. His current board term expires in 2008. Prior to establishing our company, Mr. Yang served as vice president of technology and chief technology officer of Sohu.com Inc. from October 2000 to March 2002. In June 1999, Mr. Yang co-founded ChinaRen Inc. and served as chief technology officer until October 2000, when ChinaRen Inc. merged into Sohu.com Inc. Mr. Yang holds a master's degree in electrical engineering from Stanford University and a bachelor's degree from the University of Michigan.

CHARLIE Y. SHI, has been a director of our company since October 2002 and an independent director since April 2004. His current board term expires in 2008. Mr. Shi has been a member of the Investment Committee of CMT China Value Capital Advisors Limited since May 2004. From April 2001 to April 2004, Mr. Shi served as a managing director of China Assets Investment Management Limited, a Hong Kong-based investment management company. China Assets Investment Management Limited is the sole investment manager of China Assets (Holding) Limited, a Hong Kong registered investment fund that owns 100% of the shares of Global Lead Technology Limited, a holding company that held 13.3% of the shares of our company before our initial public offering and 9.1% immediately afterward. From February 2000 to March 2001, Mr. Shi was the senior vice president of SOFTBANK China Venture Capital Limited. He served as deputy managing director of Toplap Investments Limited, an investment advisory and management subsidiary of China Insurance (Hong Kong) Group, from February 1998 to December 1999, and served at Merrill Lynch & Co. from March 1992 to January 1998, where his last position was assistant vice president. Mr. Shi holds an MBA degree from California Lutheran University and a bachelor's degree in economics from Fudan University in Shanghai. He is also a graduate of the Harvard Business School Advanced Management Program.

HANHUI SUN, has been an independent director of our company since July 2005. His current board term expires in 2006. Mr. Sun is currently R&D group financial controller of Microsoft (China). Previously, Mr. Sun was a deputy general manager of the Association Container Business of Maersk (China) Shipping from 2005 to 2006 and the financial controller of SouFun.com, a real estate portal in China, from 2004 to 2005. From 1995 to 2004, Mr. Sun worked in KPMG's auditing practice, including eight years at KPMG in Beijing, where he was an audit senior manager, and two years at KPMG in Los Angeles. Mr. Sun earned a bachelor's degree in business

[KONG LOGO]

                                              MANAGEMENT TEAM Annual Report 2005

administration from the Beijing Institute of Technology in 1993. He is a Certified Public Accountant in China.

HUI (TOM) ZHANG, has been an independent director of our company since January 2006. His current board term expires in 2007. Mr. Zhang is a co-founder, director, and executive vice president of Vimicro International Corporation (Nasdaq: VIMC), a leading fabless semiconductor company in China founded in 1999. Mr. Zhang also serves as a director of the Microsoft-Vimicro Multimedia Technology Center and the Tsinghua-Vimicro Semiconductor Research Center, and as an independent director of China Techfaith. He is secretary general of the Mobile Multimedia Technology Alliance (MMTA). Mr. Zhang received a bachelor of science degree from the University of Science & Technology of China and a Ph.D. in electrical engineering from the University of California at Berkeley. He received the 2005 University of California at Berkeley Outstanding Engineering Alumni Award.

CORPORATE OFFICERS

JP CAN, has been chief financial officer of our company since July 2005. He was senior vice president of finance of our company from May 2005 to July 2005. Before joining our company, he was a director of The Carlyle Group in Hong Kong from 2000 to 2005. He also worked at the investment banking division of Merrill Lynch in Hong Kong from 1999 to 2000, and for then-Price Waterhouse in the United States from 1994 to 1997. Mr. Gan holds an MBA degree from the University of Chicago Graduate School of Business and a BBA from the University of Iowa. He is a Certified Public Accountant in the State of Illinois. Since 2002, Mr. Gan has served on the board of directors of Ctrip.com International Limited (Nasdaq:
CTRP).

HAI QI, has been senior vice president of sales and marketing of our company since October 2004. Before joining our company, he was a vice president at ASPire Technologies and the chief representative in its Beijing office. From 2000 to 2002, Mr. Qi was the chief representative in the Beijing office of Shanghai Intrinsic Computer Company, a predecessor company of Linktone Ltd. (Nasdaq: LTON). Mr. Qi graduated from Tianjin University with a degree in industrial engineering.

KINGCHUEN WONG, has been vice president of corporate development of our company since 2004. Prior to that, she was director of corporate development. Before joining our company, she was a director of business development at TOM Online Inc. from 2003 to 2004. She was an associate at Softbank Asia Infrastructure Fund and Softbank China May 2000 to 2003. Ms. Wong holds a bachelor's degree in telecommunications from Beijing Jiaotong University.

                                [KONG.NET LOGO]

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

DELOITTE(C)                                                   Annual Report 2005

[CHINESE CHARACTER]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
KONGZHONG CORPORATION

We have audited the accompanying consolidated balance sheets of KongZhong Corporation and its subsidiaries (the "Company") as of December 31, 2003, 2004 and 2005 and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for the three years ended December 31, 2003, 2004 and 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003, 2004 and 2005 and the results of its operations and its cash flows for the above stated periods in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu CFA Ltd.
----------------------------------------------
Deloitte Touche Tohmatsu CFA Ltd.
Beijing, China
April 18, 2006

                                                                     [KONG LOGO]

30

Annual Report 2005

CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                   December 31,
                                                     -------------------------------------------
                                                         2003           2004           2005
                                                     ------------   -------------  -------------
ASSETS
CURRENT ASSETS
 Cash and cash equivalents                           $  3,742,607   $  90,714,082  $ 117,141,539
 Accounts receivable net of allowance of $Nil
   as of December 31 , 2003, 2004 and 2005              1,703,864      10,198,786     10,833,931
 Prepaid expenses and other current assets                198,286         719,654      1,657,666
                                                     ------------   -------------  -------------
TOTAL CURRENT ASSETS                                    5,644,757     101,632,522    129,633,136
Long-term investment                                            -               -        500,000
Rental deposits                                            74,234         256,025        403,992
Property and equipment, net                               848,461       2,484,192      3,116,368
Goodwill                                                        -               -      1,169,099
Acquired intangible assets, net                                 -               -        260,577
                                                     ------------   -------------  -------------
Total assets                                         $  6,567,452   $ 104,372,739  $ 135,083,172
                                                     ============   =============  =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
 Accounts payable                                    $    563,615   $   2,498,617  $   3,995,069
 Accrued expenses and other current liabilities           393,682       1,898,776      7,002,662
 Income tax payable                                             -               -        287,551
 Due to a related party                                    90,000          46,203              -
                                                     ------------   -------------  -------------
TOTAL CURRENT LIABILITIES                            $  1,047,297   $   4,443,596  $  11,285,282
                                                     ------------   -------------  -------------
MINORITY INTEREST                                    $          -   $     120,815  $      24,165
Series B redeemable convertible preferred shares,
  net of issuance costs of $30,000 ($0.0000005 par
  value; 350,000,000 shares authorized,
  350,000,000,
  Nil and Nil issued and outstanding in 2003, 2004
  and 2005 respectively)                             $  2,970,025   $           -  $           -

COMMITMENT AND CONTINGENCY (NOTE 16)
Shareholders' equity
Series A convertible preferred shares ($0.0000005
  par value; 231,000,000 shares authorized,
  231,000,000,
  Nil and Nil shares issued and outstanding in
  2003, 2004 and 2005, respectively)                 $        115   $           -  $           -

ORDINARY SHARES ($0.0000005 PAR VALUE;
  999,419,000,000 shares authorized, 469,000,000,
  1,371,600,000 and 1,384,523,600
  shares issued and outstanding in 2003, 2004
  and 2005, respectively)                                     235             685            692

ADDITIONAL PAID-IN CAPITAL                                826,035      79,206,751     78,807,550
DEFERRED SHARE-BASED COMPENSATION                        (189,086)     (1,682,643)      (633,148)
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME              (1,431)             12      1,140,822
RETAINED EARNINGS                                       1,914,262      22,283,523     44,457,809
                                                     ------------   -------------  -------------
TOTAL SHAREHOLDERS' EQUITY                              2,550,130      99,808,328    123,773,725
                                                     ------------   -------------  -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY           $  6,567,452   $ 104,372,739  $ 135,083,172
                                                     ============   =============  =============

The accompanying notes are an integral part of these consolidated financial statements.

[KONG LOGO]

                                                              Annual Report 2005

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN US DOLLARS, EXCEPT SHARE AMOUNTS)

                                                                 For the year ended December 31,
                                                        ---------------------------------------------------
                                                              2003              2004              2005
                                                        ----------------   ---------------   --------------
GROSS REVENUES                                          $      7,806,689   $    47,969,217   $   77,752,823
COST OF REVENUES                                              (2,283,972)      (15,704,767)     (31,323,123)
                                                        ----------------   ---------------   --------------
GROSS PROFIT                                                   5,522,717        32,264,450       46,429,700
                                                        ----------------   ---------------   --------------
OPERATING EXPENSES
 Product development (including amortization of
  deferred stock compensation of $13,229,
  $125,777 and $123,849 for 2003, 2004 and
  2005, respectively)                                          1,382,732         4,483,393        8,530,745
 Selling and marketing (including amortization of
  deferred stock compensation of $8,389,
  $59,506 and $76,276 for 2003, 2004 and 2005,
  respectively)                                                  849,837         3,287,874        5,389,837
 General and administrative (including amortization of
  deferred stock compensation of $368, $297,483
  and $147,673 for 2003, 2004 and 2005,
  respectively)                                                  883,003         4,704,658        7,607,015
 Class action lawsuit settlement including related
  legal expenses                                                       -                 -        4,843,417
                                                        ----------------   ---------------   --------------
TOTAL OPERATING EXPENSES                                       3,115,572        12,475,925       26,371,014
                                                        ----------------   ---------------   --------------
INCOME FROM OPERATIONS                                         2,407,145        19,788,525       20,058,686
                                                        ----------------   ---------------   --------------
OTHER (EXPENSES) INCOME, NET                                           -           (23,938)           6,493
INTEREST INCOME, NET                                                 991           604,674        2,639,531
                                                        ----------------   ---------------   --------------
NET INCOME BEFORE INCOME TAXES                                 2,408,136        20,369,261       22,704,710
INCOME TAXES EXPENSE - CURRENT                                         _                 _          530,424
                                                        ----------------   ---------------   --------------
NET INCOME                                                   $ 2,408,136   $    20,369,261   $   22,174,286
                                                        ================   ===============   ==============
NET INCOME PER SHARE, BASIC                             $           0.01   $          0.02   $         0.02
                                                        ================   ===============   ==============
NET INCOME PER SHARE, DILUTED                           $           0.00   $          0.02   $         0.02
                                                        ================   ===============   ==============
SHARES USED IN CALCULATING BASIC NET INCOME PER SHARE        469,000,000       903,010,929    1,377,102,380
                                                        ================   ===============   ==============
SHARES USED IN CALCULATING DILUTED NET INCOME PER
 SHARE                                                     1,094,824,434     1,250,640,982    1,424,683,570
                                                        ================   ===============   ==============

The accompanying notes are an integral part of these consolidated financial statements.

                                                                     [KONG LOGO]

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
AND COMPREHENSIVE (LOSS) INCOME
(IN US DOLLARS, EXCEPT SHARE AMOUNTS)

                                       Series A convertible
                                         preferred shares           Ordinary shares          Additional      Deferred
                                      -----------------------   ------------------------       paid-in         stock
                                         Shares       Amount        Shares       Amount        capital      compensation
                                      ------------   --------   -------------   --------   --------------   ------------
Balance as of January 1, 2003          231,000,000   $    115     469,000,000   $    235   $      551,842   $          -
Stock options issued to
 consultants                                     -          -               -          -           63,121              -
Deferred stock-based compensation                -          -               -          -          211,072       (211,072)
Amortization of deferred stock
 compensation                                    -          -               -          -                -         21,986
Foreign currency translation
 adjustments                                     -          -               -          -                -              -
Net income                                       -          -               -          -                -              -
                                      ------------   --------   -------------   --------   --------------   ------------
Balance as of December 31, 2003        231,000,000        115     469,000,000        235          826,035       (189,086)
Issuance of ordinary shares upon
 initial public offering, net of
 issuance costs of $6,565,297                    -          -     320,000,000        160       73,434,123              -
Conversion of the Series A
 convertible preferred shares
 upon initial public offering         (231,000,000)      (115)    231,000,000        115                -              -
Conversion of the Series B
 redeemable convertible preferred
 shares upon initial public
 offering                                        -          -     350,000,000        175        2,969,850              -
Issuance of ordinary shares upon
 exercise of options                             -          -       1,600,000          -              420              -
Reversal of deferred stock
 compensation for employee
 terminations                                    -          -               -          -         (229,337)       229,337
Deferred stock-based compensation                -          -               -          -        2,205,660     (2,205,660)
Amortization of deferred stock
 compensation                                    -          -               -          -                -        482,766
Foreign currency translation
 adjustments                                     -          -               -          -                -              -
Net income                                       -          -               -          -                -              -
                                      ------------   --------   -------------   --------   --------------   ------------
Balance as of December 31, 2004                  -          -   1,371,600,000        685       79,206,751     (1,682,643)
Issuance of ordinary shares upon
 exercise of non-employee options                -          -       1,000,000          1           53,578              -
Issuance of ordinary shares upon
 exercise of employee options                    -          -      11,923,600          6          248,918              -
Reversal of deferred stock
 compensation for employee
 terminations                                    -          -               -          -         (701,697)       701,697
Amortization of deferred stock
 compensation                                    -          -               -          -                -        347,798
Foreign currency translation
 adjustments                                     -          -               -          -                -              -
Net income                                       -          -               -          -                -              -
                                      ------------   --------   -------------   --------   --------------   ------------
Balance as of December 31, 2005                  -   $      -   1,384,523,600   $    692   $   78,807,550  $    (633,148)
                                      ============   ========   =============   ========   ==============   ============

                                         Accumulated    (Accumulated
                                            other         deficit)         Total
                                        comprehensive     retained      shareholders'   Comprehensive
                                        (loss) income     earnings         equity       Income (loss)
                                        -------------   ------------   --------------   -------------
Balance as of January 1, 2003           $      (2,046)  $   (493,874)  $       56,272               -
Stock options issued to
 consultants                                        -              -           63,121   $           -
Deferred stock-based compensation                   -              -                -               -
Amortization of deferred stock
 compensation                                       -              -           21,986               -
Foreign currency translation
 adjustments                                      615              -              615             615
Net income                                          -      2,408,136        2,408,136       2,408,136
                                        -------------   ------------   --------------   -------------
Balance as of December 31, 2003                (1,431)     1,914,262        2,550,130   $   2,408,751
Issuance of ordinary shares upon
 initial public offering, net of
 issuance costs of $6,565,297                       -              -       73,434,283   $           -
Conversion of the Series A
 convertible preferred shares
 upon initial public offering                       -              -                -               -
Conversion of the Series B
 redeemable convertible preferred
 shares upon initial public
 offering                                           -              -        2,970,025               -
Issuance of ordinary shares upon
 exercise of options                                -              -              420               -
Reversal of deferred stock
 compensation for employee
 terminations                                       -              -                -               -
Deferred stock-based compensation                   -              -                -               -
Amortization of deferred stock
 compensation                                       -              -          482,766               -
Foreign currency translation
 adjustments                                    1,443              -            1,443           1,443
Net income                                          -     20,369,261       20,369,261      20,369,261
                                        -------------   ------------   --------------   -------------
Balance as of December 31, 2004                    12     22,283,523       99,808,328   $  20,370,704
Issuance of ordinary shares upon
 exercise of non-employee options                   -              -           53,579   $           -
Issuance of ordinary shares upon
 exercise of employee options                       -              -          248,924               -
Reversal of deferred stock
 compensation for employee
 terminations                                       -              -                -               -
Amortization of deferred stock
 compensation                                       -              -          347,798               -
Foreign currency translation
 adjustments                                1,140,810              -        1,140,810       1,140,810
Net income                                          -     22,174,286       22,174,286      22,174,286
                                        -------------   ------------   --------------   -------------
Balance as of December 31, 2005         $   1,140,822   $ 44,457,809   $  123,773,725   $  23,315,096
                                        =============   ============   ==============   =============

The accompanying notes are an integral part of these consolidated financial statements.

                                                                            35
                                                              Annual Report 2005
CONSOLIDATED CASH FLOW STATEMENTS
(IN US DOLLARS)

                                                                      For the year ended December 31,
                                                                -----------------------------------------------
                                                                     2003            2004             2005
                                                                -------------   --------------   --------------
Operating activities
 Net income                                                     $   2,408,136   $   20,369,261   $   22,174,286
 ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  provided by operating activities                                     21,986          482,766          347,798
  Amortization of deferred share-based compensation
  Stock options issued to consultants                                  63,121                -                -
  Depreciation and amortization                                       266,539          793,749        1,825,481
  Loss (gain) on disposal of property and equipment                         -              743           (1,900)
  Changes in operating assets and liabilities
   Accounts receivable, net                                        (1,571,537)      (8,494,922)        (447,849)
   Prepaid expenses and other current assets                         (126,532)        (521,368)        (957,170)
   Rental deposits                                                    (74,234)        (181,791)        (147,921)
   Accounts payable                                                   540,160        1,935,002        1,236,716
   Accrued expenses and other current liabilities                     347,096        1,505,094        5,300,035
   Income tax payable                                                       -                -          287,551
   Due to a related party                                              85,000          (43,797)         (48,070)
                                                                -------------   --------------   --------------
Net cash provided by operating activities                           1,959,735       15,844,737       29,568,957
                                                                -------------   --------------   --------------
Investing activities
Purchase of property and equipment                                   (863,959)      (2,432,604)      (2,147,819)
Purchases of subsidiaries, net of cash acquired                             -                -       (1,434,627)
Purchase of long-term investment                                            -                -         (500,000)
Proceeds from disposal of property and equipment                            -            2,381              743
Net cash used in investing activities                                (863,959)      (2,430,223)      (4,081,703)
Financing activities
Proceeds from exercise of employee and non-employee share
 options                                                                    -                -          302,503
Increase (decrease) in minority interest                                    -          120,815         (96,650)
Proceeds from issuance of ordinary shares upon initial
 public offering, net of issuance costs                                     -       73,434,703                -
                                                                -------------   --------------   --------------
Net cash provided by financing activities                                   -       73,555,518          205,853
                                                                -------------   --------------   --------------
Effect of foreign exchange rate changes                                   615            1,443          734,350
                                                                -------------   --------------   --------------
Net increase in cash and cash equivalents                           1,096,391       86,971,475       26,427,457
Cash and cash equivalents, beginning of year                        2,646,216        3,742,607       90,714,082
                                                                -------------   --------------   --------------
Cash and cash equivalents, end of year                          $   3,742,607   $   90,714,082    $ 117,141,539
                                                                =============   ==============   ==============
Supplemental disclosures of cash flow information
 Income taxes paid                                              $           -   $            -   $      242,873
                                                                =============   ==============   ==============
 Interest paid                                                  $           -   $            -   $            -
                                                                =============   ==============   ==============
ACQUISITION OF SUBSIDIARIES:
 Cash consideration                                             $           -   $            -   $    1,671,988
 Acquisition payable                                                        -                -           86,679
                                                                -------------   --------------   --------------
Total cash consideration                                        $           -   $            -   $    1,758,667
                                                                =============   ==============   ==============
Consideration satisfied by waiving receivables from
 former shareholders                                            $           -   $            -   $    2,438,781
                                                                =============   ==============   ==============
Non-cash investing activities:
 Assets acquired (including cash of $237,361, intangible
 assets of $318,395 and goodwill of $1,169,099)                 $           -   $            -   $    1,769,476
 Liabilities assumed                                            $           -   $            -   $      (10,809)
                                                                =============   ==============   ==============
Total consideration                                             $           -   $            -   $    1,758,667
                                                                =============   ==============   ==============
Non-cash financing activities:
 Conversion of Series A convertible preferred shares and
  Series B redeemable convertible preferred shares into
  ordinary shares                                               $           -   $    2,970,140   $            -
                                                                =============   ==============   ==============

The accompanying notes are an integral part of these consolidated financial statements.

                                                                     [KONG LOGO]

                                 [KONG.NET LOGO]

                       NOTES TO THE CONSOLIDATED FINANCIAL
                                   STATEMENTS
                     FOR THE YEARS ENDED DECEMBER 31, 2003,
                                  2004 AND 2005
                      (IN US DOLLARS, EXCEPT SHARE AMOUNTS)

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                    35
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                     (IN US DOLLARS, EXCEPT SHARE AMOUNTS)    Annual Report 2005

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

KongZhong Corporation ("KongZhong") was incorporated under the laws of the Cayman Islands on May 6, 2002. KongZhong established two wholly foreign owned enterprises, KongZhong Information Technologies (Beijing) Co., Ltd. ("KongZhong Beijing") and KongZhong (China) Corporation ("KongZhong China"), on July 29, 2002 and June 10, 2005, respectively, under the laws of the People's Republic of China (the "PRC"). KongZhong and its consolidated entities (the "Company") provide wireless interactive entertainment, media and community services to mobile phone users in the PRC and are specialized in the development, marketing and distribution of consumer wireless value-added services.

As of December 31, 2005, details of the Company's majority-owned subsidiaries and variable interest entities are as follows:

                                                                            Shareholder/Owner's
                                      Incorporated        Shareholder /        relationship          Own-
 Name                                  date/place        Nominee Owner       with the Company        ership    Principal activities
-----------------------------------  -----------------  -----------------  -----------------------  ------   -----------------------
SUBSIDIARIES OF THE COMPANY:         July 29, 2002      KongZhong                                     100    Providing consulting
KongZhong Beijing                    PRC                                                                     and technology services
KongZhong China                      June 10, 2005      KongZhong                                     100    Providing consulting
                                     PRC                                                                     and technology services

VARIABLE INTEREST ENTITIES ("VIE"):  April 4, 2002      Yang Cha           Employee                    45    Providing wireless
Beijing AirInbox Information         PRC                SonglinYang        Uncle of Nick Yang,         42    value-added services
Technologies Co., Ltd.                                  Yunfan Zhou        President                         to mobile phone users
("Beijing AirInbox") (Note (i))                         Zhen Huang         Chief Executive Officer     10
                                                                           Wife of Nick Yang,           3
                                                                           President

Beijing Boya Wuji Technologies       March 29, 2004     Beijing AirInbox   VIE                         80    Providing wireless
Co., Ltd. ("Beijing Boya Wuji")      PRC                Yunfan Zhou        Employee                    10    value-added services
(Note (ii))                                             Zhen Huang         Wife of Nick Yang,          10    to mobile phone users
                                                                           President

Beijing Wireless Interactive                            Yang Yang          Employee                    40
Network Technologies Co., Ltd.       November           Linguang Wu        Employee                    30    Providing wireless
("Beijing WINT")                     28, 2003 PRC       Guijun Wang        Employee                    30    value-added services
(Note (iii))                                                                                                 to mobile phone users

Wuhan Chengxitong Information                           Yang Li            Employee                    90
Technology Company Limited           June 23, 2004      Xuelei Wu          Employee                    10    Providing wireless
("Wuhan Chengxitong")                PRC                                                                     value-added services
(Note (v))                                                                                                   to mobile phone users

SUBSIDIARIES OF VIE:                 June 12, 2002      Beijing AirInbox   VIE                         95    Mobile games
Tianjin Mammoth Technology           PRC                Beijing WINT       VIE                          5    developing
Co., Ltd. ("Tianjin Mammoth")
(Note (iv))

Beijing Shuziyuansu Advertising      September          Beijing Boya Wuji  VIE                         75    Advertising
Co., Ltd. ("Beijing Shuziyuansu")    21, 2005 PRC       Beijing WINT       VIE                         25

Beijing Yidu Co., Ltd.               September          Beijing Boya Wuji  VIE                         30    Entertainment
("Beijing Yidu")                     28, 2005 PRC       Beijing WINT       VIE                         70

----------
(i) PRC regulations prohibit direct foreign ownership of business entities providing value-added telecommunications services in the PRC where certain licenses are required for the provision of such services. To comply with these regulations the Company conducts majority part of its activities through Beijing AirInbox, a variable interest entity established by KongZhong through nominated owners on April 4, 2002 with an initial operating period of 30 years. Beijing AirInbox provides wireless value-added services to PRC's mobile phone users in the form of SMS, WAP, MMS, Java(TM), IVR and CRBT. Upon establishment Beijing AirInbox was legally owned directly by three PRC citizens nominated by KongZhong, Yunfan Zhou, the Company's Chief Executive Officer, Songlin Yang, the uncle of Nick Yang, the Company's President, and Leilei Wang, held 35%, 35% and 30%, respectively, of Beijing

                                                                     [KONG LOGO]

36                   NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
Annual Report 2005   (IN US DOLLARS, EXCEPT SHARE AMOUNTS)

AirInbox's total outstanding shares. In September 2003, Leilei Wang transferred his 30% equity interest in Beijing AirInbox to Yunfan Zhou and Zhen Huang, the wife of Nick Yang, in portions of 15% each. In April 2004, the registered capital of Beijing AirInbox was increased from $0.3 million (RMB2 million) to $1.2 million (RMB10 million). The increased registered capital was contributed from Songlin Yang and Yang Cha, a PRC citizen and employee of the Company, for $0.4 million (RMB3.5 million) and $0.5 million (RMB4.5 million), respectively.

In addition, the Company has extended an interest-free loan to the nominee shareholders ($241,546 had been loaned as of December 31, 2004 and 2005) to finance their investments in Beijing AirInbox. In April 2004, Yang Cha and Songlin Yang drew down the loans in the amount of $0.5 million and $0.4 million, respectively, for investment into Beijing AirInbox as contribution to the capital increase in Beijing AirInbox by Yang Cha and Songlin Yang. Principal terms of these loan agreements provide that (i) proceeds from the loans are to be used solely for the investment in Beijing AirInbox, (ii) the loans can only be repaid to the Company by transferring the shares of Beijing AirInbox to the Company, (iii) the shares of Beijing AirInbox cannot be transferred without the approval of the Company, (iv) the Company has the right to appoint all directors and senior management personnel of Beijing AirInbox, and (v) all shareholder rights including voting rights and rights to dividends are assigned to KongZhong Beijing. In addition, the Company has the right to require the transfer of the shares of Beijing AirInbox to the Company or any party designated by the Company, at any time, for the amount of the loan outstanding. Since the Company consolidates Beijing AirInbox, the loans to the registered shareholders and Yang Cha are treated as investments in Beijing AirInbox and are eliminated upon consolidation for all periods presented.

(ii) In March 2004, the Company established another variable interest entity, Beijing Boya Wuji, through nominated owners, with an operating period of 20 years. KongZhong Beijing entered into a series of contractual arrangements, pursuant to which Beijing Boya Wuji became the Company's variable interest entity. Beijing Boya Wuji provides wireless value-added services to PRC's mobile phone users in the form of SMS, WAP, MMS, Java(TM), IVR and CRBT and a license was obtained from the PRC government in April 2004. Upon establishment Beijing Boya Wuji was legally owned directly by two PRC citizens nominated by KongZhong, Yunfan Zhou and Zhen Huang held 50% and 50%, respectively, of Beijing Boya Wuji. The investment by these two individuals has been done through their personal funds with no loans provided by the Company. Accordingly, the investment amount of $120,815 has been included as a minority interest. In January 2005, 80% of the equity interest of Beijing Boya Wuji was transferred to Beijing AirInbox for an aggregate amount of RMB800,000 ($96,650).

(iii) In February 2005, the Company completed the acquisition of all outstanding shares of Beijing WINT through nominated owners (see Note 3(a)), and entered into a series of contractual arrangements pursuant to which Beijing WINT, became the Company's variable interest entity. Beijing WINT provides wireless value-added services to PRC's Mobile phone users. Beijing WINT is legally owned directly by three PRC citizens nominated by KongZhong. As of December 2005, Yang Yang, Linguang Wu and Guijun Wang held 40%, 30% and 30% equity interest of Beijing WINT, respectively.

(iv) On May 24, 2005, the Company's VIE, Beijing AirInbox and Beijing WINT acquired 95% and 5%, respectively, of the outstanding equity interest of Tianjin Mammoth (see Note 3(b)).

(v) In November 2005, the Company completed the acquisition of all outstanding shares of Wuhan Chengxitong through nominated shareholders (see Note 3(c)), and entered into a series of contractual arrangements pursuant to which Wuhan Chengxitong, became the Company's variable interest entity. Wuhan Chengxitong provides wireless value-added services to the PRC's mobile phone users. Wuhan Chengxitong is legally owned directly by two PRC citizens nominated by KongZhong. As of December 2005, Yang Li and Xuelei Wu held 90% and 10% equity interest of Wuhan Chengxitong.

As set out above, PRC regulations prohibit direct foreign ownership of business entities providing value-added telecommunications services in the PRC where certain licenses are required for the provision of such services. To comply with these regulations, KongZhong Beijing has entered into various operating agreements with Beijing AirInbox, Beijing Boya Wuji, Beijing WINT and Wuhan Chengxitong (collectively the "VIE companies"), including Exclusive Technical and Consulting Services Agreements. Under these agreements, KongZhong Beijing provides

[KONG LOGO]

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                    37
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                      (IN US DOLLARS, EXCEPT SHARE AMOUNTS)   Annual Report 2005

technical and other services to the VIE companies in exchange for all their net income. As a collateral security for the prompt and complete performance of the obligations of the VIE companies, respective owners of VIE companies have entered into pledge agreements, pursuant to which they agreed to pledge all their rights and interests, including voting rights, in the VIE companies respectively in favor of KongZhong Beijing. Finally, KongZhong Beijing has the option to acquire the equity interests of the VIE companies for a purchase price equal to the respective capital of the VIE companies or such higher price as required under PRC laws at the time of such purchase.

Through the contractual arrangements described above, KongZhong Beijing is the primary beneficiary of the VIE companies because the KongZhong Beijing holds all of the variable interests in the VIE companies either directly or through related parties.

In January 2003, the Financial Accounting Standard Board ("FASB") issued Interpretation ("FIN") No. 46, which required certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 was effective for all new variable interest entities created or acquired after December 15, 2003. In December 2003, the FASB issued FIN 46 (revised) which provides for the deferral of the implementation date to the end of the first reporting period after March 15, 2004 unless the Company has a special purpose entity, in which case the provisions must be applied for fiscal years ended December 31, 2003. However, the Company has elected to retroactively apply FIN 46 and consolidate its variable interest entity, Beijing AirInbox from its inception.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

BASIS OF CONSOLIDATION

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries, KongZhong Beijing and KongZhong China, and its variable interest entities, Beijing AirInbox, Beijing WINT, Wuhan Chengxitong, Tianjin Mammoth, Beijing Shuziyuansu, Beijing Yidu and Beijing Boya Wuji. All inter-company transactions and balances have been eliminated upon consolidation.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash on hand and highly liquid investments which are unrestricted as to withdrawal or use, and which have maturities of three months or less when purchased. Cash also includes other kinds of accounts that have the general characteristics of demand deposits in that the customer may deposit additional funds at any time and also effectively may withdraw funds at any time without prior notice or penalty.

USE OF ESTIMATES

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses in the financial statements and accompanying notes. Significant accounting estimates reflected in the Company's financial statements include useful lives for property and equipment, purchase price allocation, accruals for revenue adjustments cost of revenues, other liabilities and share-based compensation expense. Actual results could differ from those estimates.

                                                                     [KONG LOGO]

38                   NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
Annual Report 2005   (IN US DOLLARS, EXCEPT SHARE AMOUNTS)

CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES

The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows: changes in the overall demand for entertainment-oriented wireless value-added services; advances and trends in new technologies and industry standards; changes in key suppliers; changes in certain strategic relationships or customer relationships; regulatory or other factors; risks associated with the ability to maintain strategic relationship with the mobile operators; and risks associated with the Company's ability to attract and retain employees necessary to support its growth.

PROPERTY AND EQUIPMENT, NET

Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization is calculated on a straight-line basis over the following estimated useful lives:

COMPUTER AND TRANSMISSION EQUIPMENT                             3 YEARS

FURNITURE AND OFFICE EQUIPMENT                                  3 YEARS

MOTOR VEHICLES                                                  3 YEARS

LEASEHOLD IMPROVEMENTS                                          OVER THE SHORTER OF THE LEASE TERM OR USEFUL LIVES

COMMUNICATION EQUIPMENT                                         1 YEAR

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flows is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

GOODWILL

The excess of the purchase price over the fair value of net assets acquired is recorded on the consolidated balance sheet as goodwill.

SFAS No. 142 requires the Company to complete a two-step goodwill impairment test. The first step compares the fair values of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. This allocation process is only performed for purposes of evaluating goodwill impairment and does not result in an entry to adjust the value of any assets or liabilities. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill.

As of December 31, 2005, the Company performed a goodwill impairment test by comparing the book value to the fair value of each reporting unit. Based on the Company's assessment, there was no impairment issue and thus no impairment charge was recorded. In estimating the fair value of a reporting unit, the Company has taken into consideration the overall and industry economic conditions and trends, market risk of the Company and the historical information; and based on a present value of estimated future cash flows method. Going forward, the Company will continue to test goodwill for impairment on an annual basis (on December 31 every year) or more frequently if an event occurs or circumstances change that could more likely than not reduce the fair value of the goodwill below its carrying amount.

[KONG LOGO]

            NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                    39
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                      (IN US DOLLARS, EXCEPT SHARE AMOUNTS)   Annual Report 2005

The change in the carrying amount of goodwill for the year ended December 31, 2005 is as follows:

BALANCE AS OF JANUARY 1, 2005                                         -

GOODWILL ACQUIRED DURING THE YEAR                       $     1,169,099
                                                        ---------------
BALANCE AS OF DECEMBER 31, 2005                         $     1,169,099
                                                        ---------------

In 2005, the financial information reviewed by the chief operating decision maker, the Chief Executive Officer, is prepared and presented on a consolidated basis. Accordingly, the Company believes it has only one operating segment which is the consumer wireless value-added services. As a result, for the purpose of applying SFAS No. 142, goodwill was tested for impairment at the consolidated level as of December 31, 2005.

ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets with definite lives are amortized on a straight-line basis over their expected useful economic lives. Intangible assets with an indefinite useful life are not amortized and are subject to impairment test annually, or more frequently if events or changes in circumstances indicate that the assets might be impaired. The Company periodically evaluates the recoverability of all intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

LONG-TERM INVESTMENT

For investments in an investee over which the Company does not have significant influence, the Company carries the investment at cost. The Company reviews the cost investments for impairment whenever events or changes in circumstances indicate that the carrying value may no longer be recoverable.

REVENUE RECOGNITION AND COST OF REVENUES

The Company's revenues are primarily derived from entertainment-oriented wireless value-added services. Wireless value-added services revenues are derived from providing personalized interactive entertainment, media and community services primarily to mobile phone customers of China Mobile Communication Corporation and its various subsidiaries ("China Mobile" or the "Mobile Operator"). Fees, established by an arrangement with China Mobile and indicated in the message received on the mobile phone, for these services are charged on a transaction basis or on a monthly subscription basis, and vary according to the type of services delivered. The Company recognizes all revenues in the period in which the services are performed.

The Company contracts with the Mobile Operator for the transmission of wireless value-added services as well as for billing and collection services. The Mobile Operator provides the Company with a monthly statement that represents the principal evidence that service has been delivered and triggers revenue recognition for a substantial portion of the Company's revenue. In certain instances, when a statement is not received within a reasonable period of time, the Company is required to make an estimate of the revenues and cost of revenues earned during the period covered by the statement based on internally generated information, historical experience, verbal communication with Mobile Operator, and/or other assumptions that are believed to be reasonable under the circumstances.

The Company measures its revenues based on the total amount paid by its customers, for which the Mobile Operator bills and collects on the Company's behalf. Accordingly, the 15-50% service fee paid to the Mobile Operator is included in the cost of revenues. In addition, the Mobile Operator charges the Company transmission charges based on a per message fee which varies depending on the volume of the messages sent in the relevant month, multiplied by the excess messages sent over messages received. These transmission charges are likewise retained by the Mobile Operator, and are reflected as costs of revenues in the financial statements.

The Company evaluates the criteria outlined in Emerging Issues Task Force Issue No. 99-19 "Reporting Revenue Gross as Principal Versus Net as an Agent", in determining whether it is appropriate to record the gross amount of revenues and related costs or the net amount earned after deducting service fees and transmission charges paid to the Mobile Operator. The Company records the gross amounts billed to its customers as it is the primary obligor in these transactions as it has latitude in establishing prices, it is involved in the determination of the service specifications and it has the right to select suppliers.

                                                                     [KONG LOGO]

40                    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
Annual Report 2005    (IN US DOLLARS, EXCEPT SHARE AMOUNTS)

OPERATING LEASES

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease period.

FOREIGN CURRENCY TRANSLATION

The functional currency of the Company's subsidiaries including its variable interest entities in the PRC is the Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into RMB at the exchange rates quoted by the People's Bank of China (the "PBOC") prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into RMB using the applicable exchange rates quoted by the PBOC at the balance sheet dates. The resulting exchange differences are included in the statement of operations.

KongZhong has determined that the U.S. dollar is its functional and reporting currency. Accordingly, assets and liabilities are translated using exchange rates in effect at each year end and average exchange rates are used for the consolidated statements of operations. Translation adjustments resulting from translation of these consolidated financial statements are reflected as accumulated other comprehensive income included in the statement of shareholders' equity.

FOREIGN CURRENCY RISK

The RMB is not a freely convertible currency. The State Administration for Foreign Exchange, under the authority of the People's Bank of China, controls the conversion of Renminbi into foreign currencies. The value of the RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The cash and cash equivalents of the Company included aggregate amounts of RMB15,488,957, RMB140,049,263, and RMB395, 359,503 at December 31, 2003, 2004 and 2005, respectively, which were denominated in RMB.

PRODUCT DEVELOPMENT EXPENSES

Product development expenses consist primarily of compensation and related costs for employees associated with the development and programming of mobile data content and are expensed as incurred.

INCOME TAXES

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amount in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

COMPREHENSIVE INCOME

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the statement of shareholder's equity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments include cash and cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to their short-term maturities.

ADVERTISING COSTS

The Company expenses advertising costs as incurred. Total advertising expenses were $52,922, $176,675 and $786,173 for the years ended December 31, 2003, 2004 and 2005, respectively, and have been included as part of selling and marketing expenses.

SHARE-BASED COMPENSATION

The Company grants stock options to its employees, external consultants or service advisors of the Company. The Company records a compensation charge for the excess of the fair value of the stock at the grant date or any

[KONG LOGO]

           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                     41
     FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                     (IN US DOLLARS, EXCEPT SHARE AMOUNTS)    Annual Report 2005

other measurement date over the amount an employee must pay to acquire the stock. The compensation expense is recognized over the applicable service period, which is usually the vesting period. The Company accounts for share-based awards to non-employees by recording a charge for the services rendered by the non-employees using the Black-Scholes option pricing model.

Had compensation cost for options granted to employees under the Company's stock option plan (the "Plan") been determined based on the fair value at the grant dates, the Company's pro forma net income would have been as follows:

                                                                   For the year ended December 31,
                                                   --------------------------------------------------------------
                                                        2003                    2004                   2005
                                                   --------------         ----------------       ----------------
NET INCOME AS REPORTED                             $    2,408,136         $     20,369,261       $     22,174,286
Add: Share-based compensation as reported                  21,986                  482,766                347,798
Less: Share-based compensation determined
  using the fair value method                             (70,165)              (1,373,026)            (1,955,675)
                                                   --------------         ----------------       ----------------
PRO FORMA NET INCOME                               $    2,359,957         $     19,479,001       $     20,566,409
                                                   ==============         ================       ================
BASIC NET INCOME PER SHARE
  As reported                                      $         0.01         $           0.02       $           0.02
  Pro forma                                        $         0.01         $           0.02       $           0.01
DILUTED NET INCOME PER SHARE
  As reported                                      $         0.00         $           0.02       $           0.02
  Pro forma                                        $         0.00         $           0.02       $           0.01

The fair value of each option grant and share granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period.

                                                                 For the year ended December 31,
                                                      ----------------------------------------------------
Option grants                                          2003                 2004                  2005
                                                      -------             -----------          -----------
Average risk-free rate of return                      4.44%                2.43%                3.67%
Weighted average expected option life                 4 years             2.844 years          2.581 years
Volatility rate                                         70%                  75%                  79%
Dividend yield                                           -                    -                    -

NET INCOME PER SHARE

Basic net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the year. Diluted net income per ordinary share reflects the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Ordinary share equivalents are excluded from the computation in loss years as their effect would be anti-dilutive.

SEGMENT REPORTING

The Company operates and manages its business as a single segment. The Company generates its revenues solely from mobile phone users in China, and accordingly, no geographical information is presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

In February 2006, the Financial Accounting Standards Board ("FASB") issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140." SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect the adoption of SFAS No. 155 to have a material impact on its

                                                                     [KONG LOGO]

42                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 (IN US DOLLARS, EXCEPT SHARE AMOUNTS)
Annual Report 2005

consolidated results of operations and financial condition.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123(R)"). This statement is a revision to SFAS No. 123 and supercedes APB Opinion No. 25. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities are required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service, the requisite service period (usually the vesting period), in exchange for the award. The grant-date fair value of employee share options and similar instruments are to be estimated using option-pricing models. If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. In accordance with the standard, the Company is required to adopt SFAS No.123(R) effective January 1, 2006.

Upon adoption, the Company has two application methods to choose from: the modified-prospective transition approach or the modified-retrospective transition approach. Under the modified-prospective transition method the Company would be required to recognize compensation cost for share-based awards to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied as well as compensation cost for awards that were granted prior to, but not vested as of the date of adoption. Prior periods remain unchanged and pro forma disclosures previously required by SFAS No. 123 continue to be required. Under the modified-retrospective transition method, the Company would restate prior periods by recognizing compensation cost in the amounts previously reported in the pro forma footnote disclosure under SFAS No. 123. Under this method, the Company is permitted to apply this presentation to all periods presented or to the start of the fiscal year in which SFAS No. 123(R) is adopted. The Company would follow the same guidelines as in the modified-prospective transition method for awards granted subsequent to adoption and those that were granted and not yet vested. The Company believes that the impact that the adoption of SFAS No. 123(R) will have on its financial position or results of operations will approximate the magnitude of the share-based employee compensation cost disclosed in Note 2 pursuant to the disclosure requirements of SFAS No. 148.

In November 2005, the FASB issued FSP FAS No. 123(R)-3, "Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards", which provides a practical transition election related to accounting for the tax effects of share-based payment awards to employees. An entity must follow either the transition guidance for the APIC pool in SFAS No. 123R or the alternative transition method described in the FSP. The alternative method comprises a computational component that establishes a beginning balance of the APIC pool and a simplified method to determine the subsequent impact on the APIC pool of awards that are fully vested and outstanding upon the adoption of SFAS No. 123(R). The impact on the APIC pool of awards partially vested upon, or granted after, the adoption of SFAS No. 123(R) should be determined in accordance with the guidance in that statement. The FSP was effective November 10, 2005. As described in the FSP, an entity will be permitted to take up to one year to determine its transition alternatives to make its one-time election. The Company is currently evaluating the effect that the adoption of the FSP will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

In October 2005, the FASB issued FSP FAS No. 123(R)-2, "Practical Accommodation to the Application of Grant Date as Defined in FASB Statement No. 123(R)", which provides clarification of the concept of mutual understanding between employer and employee with respect to the grant date of a share-based payment award. This FSP provides that a mutual understanding of the key terms and conditions of an award shall be presumed to exist on the date the award is approved by management if the recipient does not have the ability to negotiate the key terms and conditions of the award and those key terms and conditions will be communicated to the individual recipient within a relatively short time period after the date of approval. This guidance shall be applied upon initial adoption of SFAS No. 123(R). The Company is currently evaluating the effect that the adoption of the FSP will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

[KONG LOGO]

                                                                             43
             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
       FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                       (IN US DOLLARS, EXCEPT SHARE AMOUNTS)  Annual Report 2005

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of the correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the adoption of SFAS No. 154 on January 1, 2006 to have a material impact on its results of operations and financial condition.

In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 is effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 in the fourth quarter of 2005 did not have a material impact on the Company's results of operations and financial condition.

3. ACQUISITIONS

(a) BEIJING WINT

In February 2005, the Company completed the acquisition of all the outstanding shares of Beijing WINT for total cash consideration of $489,384 (RMB4,020,000), which has been fully paid in 2005. Beijing WINT provides wireless value-added services to the PRC's mobile phone users. The Company completed the acquisition in order to strengthen its leadership position in WAP and in the long run diversify its revenue base. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The results of operations from the acquisition date have been included in the Company's consolidated financial statements. The purchase price was allocated as follows:

Tangible assets acquired (including cash of $975)      $ 17,798
ACQUIRED INTANGIBLE ASSETS:
 Agreement with Operator                                  1,160
 License of service provider                              7,249
 Contracts with content providers                         1,160
 Subscriber list                                          1,002
GOODWILL                                                461,015
                                                       --------
TOTAL                                                  $489,384
                                                       ========

(b) TIANJIN MAMMOTH

In May 2005, the Company, through its variable interest entities, Beijing AirInbox and Beijing WINT, acquired all the outstanding equity interest of Tianjin Mammoth Technology Company, for total cash consideration of $724,944 (RMB6,000,000), of which $675,379 has been paid in 2005 and the remaining balance of $49,565 will be paid in 2006. Tianjin Mammoth develops and sells its mobile game products in the PRC and Europe. The Company completed the acquisition to strengthen its game development capacity and acquire a stepping stone into the global mobile game market. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The results of operations from the acquisition date have been included in the Company's consolidated financial statements. The purchase price was allocated as follows:

Tangible assets acquired (including cash of $233,557)      $  251,491
ACQUIRED INTANGIBLE ASSETS:
 Completed Product Technologies                               289,978
 Contracts with service providers                               4,349
GOODWILL                                                      185,278
LIABILITIES ASSUMED                                            (6,152)
                                                           ----------
TOTAL                                                      $  724,944
                                                           ==========

                                                                     [KONG LOGO]

44                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 (IN US DOLLARS, EXCEPT SHARE AMOUNTS)
Annual Report 2005

(C) WUHAN CHENGXITONG

On November 21, 2005, the Company acquired all the outstanding equity interest of Wuhan Chengxitong, for total cash consideration of $544,339 (RMB4,400,000), of which approximately $507,225 was paid in 2005 and the remaining balance of $37,114 was paid in January 2006. Wuhan Chengxitong provides wireless value-added services to PRC's mobile phone users. The Company completed the acquisition in order to diversify its revenue base. The acquisition was recorded using the purchase method of accounting and, accordingly, the acquired assets and liabilities were recorded at their fair market value at the date of acquisition. The results of operations from the acquisition date have been included in the Company's consolidated financial statements. The purchase price was allocated as follows:

Tangible assets acquired (including cash of $2,829)      $  12,693
ACQUIRED INTANGIBLE ASSETS:
 Agreement with Operator                                     3,340
 License of service provider                                 9,093
 Contracts with content providers                            1,064
GOODWILL                                                   522,806
LIABILITIES ASSUMED                                         (4,657)
TOTAL                                                    ---------
                                                         $ 544,339
                                                         =========

The purchase price allocation and intangible asset valuations for each of the acquisitions described above were based on a valuation analysis prepared by the Company or a third party valuation firm. The valuation analysis utilizes and considers generally accepted valuation methodologies such as the income, market, cost and actual transaction of Group shares approach. The Company has incorporated certain assumptions which include projected cash flows and replacement costs.

PRO FORMA

The following summarized unaudited pro forma results of operations for the years ended December 31, 2004 and 2005 assuming that all significant acquisitions during the year ended December 31, 2005 occurred as of January 1, 2004 and 2005, respectively. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant acquisitions occurred as of January 1, 2004 and 2005, nor is it indicative of future operating results.

                                             For the year ended December 31 ,
                                          -------------------------------------
                                           2004(unaudited)      2005(unaudited)
                                          ----------------      ---------------
Revenues                                  $   48,059,959        $   77,772,845
Net income                                $   20,293,127        $   22,076,527
Income per share - basic                  $         0.02        $         0.02
                                          ==============        ==============
Income per share - diluted                $         0.02        $         0.02
                                          ==============        ==============

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:

                                          At December 31,
                               ----------------------------------------
                                 2003          2004           2005
                              ----------    ----------     ------------
Advance to suppliers           $ 35,125      $459,417      $   888,251
Staff advances                   40,907        71,958          380,421
Rental and other deposits             -        86,526          157,416
Interest receivables                  -        51,834           89,580
Prepayments                      33,286        49,919           65,093
Tax recoverable                  88,968             -                -
Other current assets                  -             -           76,905
                               --------      --------      -----------
                               $198,286      $719,654      $ 1,657,666
                               ========      ========      ===========

[KONG LOGO]

              NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                  45
        FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                        (IN US DOLLARS, EXCEPT SHARE AMOUNTS) Annual Report 2005

5. PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following:

                                                         At December 31,
                                         ------------------------------------------------
                                             2003             2004               2005
                                         -----------       -----------       ------------
Computer and transmission equipment      $   837,467       $ 2,223,168       $ 3,715,856
Furniture and office equipment               104,962           254,413           770,173
Motor vehicles                               101,024           437,697           511,618
Leasehold improvements                        85,601           582,274           796,802
Communication equipment                       27,256            87,797           197,559
Less: accumulated depreciation             1,156,310         3,585,349         5,992,008
and  amortization                           (307,849)       (1,101,157)       (2,875,640)
                                         -----------       -----------       -----------
                                         $   848,461       $ 2,484,192       $ 3,116,368
                                         ===========       ===========       ===========

6. ACQUIRED INTANGIBLE ASSETS, NET

Acquired intangible assets, net consist of the following:

                                                                   2005
                                   -------------------------------------------------------------------------
                                    Gross carrying       Accumulated           Net           Amortization
                                        amount           Amortization     carrying amount      period
                                   ----------------    --------------     ---------------   ---------------
Agreement with Operators              $  4,500            $   (415)          $   4,085        2-3 years
License of service provider             16,342              (2,266)             14,076          3 years
Contracts with content providers         2,224              (1,055)              1,169           1 year
Completed product technologies         289,978             (56,385)            233,593          3 years
Contracts with service providers         4,349              (2,537)              1,812           1 year
Subscriber list                          1,002                (835)                167           1 year
Trademarks                               8,840              (3,165)              5,675           1 year
                                     ---------            --------           ---------
Total                                $ 327,235            $(66,658)          $ 260,577
                                     =========            ========           =========

Assuming no subsequent impairment of the acquired intangible assets recorded as of December 31, 2005, amortization expenses for the years ending December 31, 2006, 2007, 2008, 2009 and 2010 are $113,033, $104,024, $43,520, nil and nil.

There were no acquired intangible assets in 2003 and 2004.

7. LONG-TERM INVESTMENT

                               Percentage of ownership %                   As of December 31 ,2005 RMB
                               -------------------------                   ---------------------------
Cost investment                          10                                          500,000
                                         ==                                          =======

In March, 2005, the Company acquired a 10% equity interest in eFriendsNet Entertainment Corp. ("EFN") for $500,000 for long-term investment purposes. EFN is primarily engaged in online dating service. The Company does not exert significant influence over the operating and financial activities of EFN, accordingly, this has been recorded as a long-term investment at cost. This investment was sold in January 2006 as set out in Note 17.

                                                                     [KONG LOGO]

46                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 (IN US DOLLARS, EXCEPT SHARE AMOUNTS)
Annual Report 2005

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

                                                         At December 31,
                                            -------------------------------------------
                                               2003            2004            2005
                                            -----------     -----------     -----------
Accrued welfare benefits                    $  124,214      $   276,720      $   819,750
Accrued payroll                                128,265          571,445        1,583,682
Accrued litigation settlement expenses               -                -        3,500,000
Accrued professional service fees                    -          550,003          474,316
Amounts due to directors                        12,765              615                -
Other tax payables                             128,438          457,267          577,460
Others                                               -           42,726           47,454
                                            ----------      -----------      -----------
                                            $  393,682      $ 1,898,776      $ 7,002,662
                                            ==========      ===========      ===========

9. INCOME TAXES

The Company is a tax exempted company incorporated in the Cayman Islands. The subsidiaries and VIEs incorporated in the PRC are governed by the Income Tax Law of the PRC Concerning Foreign Investment and Foreign Enterprises and various local income tax laws (the "Income Tax Laws"). Pursuant to the PRC Income Tax Laws, the PRC enterprises are subject to income tax at a statutory rate of 33% (comprising state income tax of 30% and local income tax of 3% for Foreign Investment and Foreign Enterprises) on PRC taxable income. However, KongZhong Beijing, KongZhong China, Beijing AirInbox, Beijing Boya Wuji, Beijing WINT and Tianjin Mammoth benefit from preferential tax treatment as a high technology enterprise and are subject to income tax rate of 15%.A summary of the tax concessions available to the PRC entities for the year ended December 31, 2005 is as follows:

                          Chinese           Chinese
                       State unified      local income              Concession from                  Concession          Year of
                       Income tax rate      tax rate                 Chinese State                  from Chinese       commencement
PRC Entities                (%)               (%)                 unified income tax              local income tax    of tax holiday
--------------------   ----------------   -------------   -----------------------------------   --------------------  --------------
KongZhong Beijing           15                3           Full exemption for 3 years starting    Full exemption from       2003
                                                          from commencement of tax holiday       the commencement
                                                          followed by a 50% reduction            of operation
                                                          for the succeeding 3 years

KongZhong China             15                3           Same as KongZhong                      Same as KongZhong         2005
                                                          Beijing                                Beijing

Beijing AirInbox            15                N/A         Full exemption for 2 years starting    N/A                       2003
                                                          from commencement of tax holiday
                                                          followed by a 50% reduction
                                                          for the succeeding 3 years

Beijing Boya Wuji           15                N/A         Same as                                N/A                       2004
                                                          KongZhong Beijing

Beijing WINT                15                N/A         Same as                                N/A                       2004
                                                          KongZhong Beijing

Wuhan Chengxitong           33                N/A         None                                   N/A                       N/A

Tianjin Mammoth             15                N/A         Full exemption for 2 years starting    N/A                       September
                                                          from commencement of tax holiday                                 2003

Beijing Shuziyuansu         33                N/A         None                                   N/A                       N/A

Beijing Yidu                33                N/A         None                                   N/A                       N/A

[KONG LOGO]

             NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS                  47
       FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                      (IN US DOLLARS, EXCEPT SHARE AMOUNTS)   Annual Report 2005

The principal components of the deferred income tax assets are as follows:

                                                     At December 31,
                                      ------------------------------------------
                                         2003             2004           2005
                                      -----------      -----------    ----------
Deferred tax assets
 Depreciation and amortization         $  23,074       $  50,179      $  98,159
 Net operating loss carryforwards         80,521           4,634         11,875
Deferred tax assets                      103,595          54,813        110,034
 Valuation allowance                    (103,595)        (54,813)      (110,034)
                                       ---------       ---------      ---------
Deferred tax assets, net               $       -       $       -      $       -
                                       =========       =========      =========

The Company did not have any temporary differences relating to deferred tax liabilities as of December 31, 2003, 2004 and 2005.

The Company operates through multiple subsidiaries and variable interest entities and the valuation allowance is considered on each individary subsidiary and variable interest entities basis. A full valuation allowance has been established because the Company believes that either it is more likely than not that its deferred taxes assets will not be realized as it does not expect to generate sufficient taxable income in future, or the amount involved is not significant. The tax losses carried forward as of December 31, 2003, 2004 and 2005 amount to $1,073,600, $61,793 and $96,536 and will expire by 2008, 2009 and
2010, respectively.

A reconciliation between current income tax expense and the Company's effective tax rate is as follows:

                                                For the year ended December 31 ,
                                                --------------------------------
                                                 2003        2004         2005
                                                -------     -------     --------
PRC enterprise income tax                          15%         15%         15%
Effect of tax holiday granted to                (38.1%)     (16.3%)     (15.5%)
 a PRC subsidiary
Tax effect of expenses that are not              19.8%        1.5%        2.6%
 deductible in determining taxable profit
Change in valuation allowance                     3.3%       (0.2%)       0.2%
                                                -----       -----       -----
Effective tax rate for the year                     -           -         2.3%
                                                =====       =====       =====

Note: The domestic income tax rate in the jurisdiction where the operation of the Company is substantially based is used.

10. SHARE CAPITAL

In 2002, the Company issued:

(1) 231,000,000 shares of Series A convertible preference shares for cash proceeds of $550,011.

(2) 350,000,000 shares of Series B redeemable convertible preference shares for cash proceeds of $2,970,025 after share issuance cost of $30,000.

Each convertible preference share was convertible into one ordinary share at a conversion price of $0.002381 and $0.0085715 for Series A convertible preference shares and Series B redeemable convertible preference shares, respectively, and was automatically converted at the consummation of the Company's sale of ordinary shares in public offering, on July 9, 2004. Upon the public offering, 231,000,000 and 350,000,000 ordinary shares

                                                                     [KONG LOGO]

48                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005 (IN US DOLLARS, EXCEPT SHARE AMOUNTS)
Annual Report 2005

were converted from Series A convertible preference shares and Series B redeemable convertible preference shares, respectively. As of December 31, 2005, there were no Series A convertible preference shares or Series B redeemable convertible preference shares outstanding.

In July 2004, the Company completed the initial public offering of American Depositary Shares, representing the Company's ordinary shares, and listed the ADSs on the Nasdaq National Market. Accordingly 320,000,000 ordinary shares were issued for total proceeds of $80,000,000, before offering costs of $6,565,297.

11. STOCK OPTIONS

The Company's employee stock option plan (the "Plan") allows the Company to offer a variety of incentive awards to employees, consultants or external service advisors of the Company. Options to purchase 105,000,000 ordinary shares are authorized under the Plan. In 2005, the shareholders authorized an additional 32,000,000 under the plan. Under the terms of the Plan, options are generally granted at prices equal to the fair market value of the Company's shares listed on the Nasdaq National Market. Prior to the Company's initial public offering the market value of the ordinary shares underlying the stock options was determined by the Board of Directors. The stock options expire 10 years from the date of grant and vest over 4 years. As of December 31, 2005, options to purchase 89,049,750 shares of ordinary shares were outstanding, and options to purchase 33,426,650 ordinary shares were available for future grant.

For stock options granted prior to the initial public offering, the Company has obtained a valuation analysis performed by an independent appraiser to reassess the determination of the market value of the Company's ordinary share. The valuation analysis utilized generally accepted valuation methodologies such as the income and market approach and discounted cash flow approach to value the Company's business. As a result, stock compensation expense was recorded for the difference between the market value of the ordinary shares and the exercise price of the employee stock options. For stock options granted following the initial public offering, options are granted at the fair market value of the ordinary share at the date of grant determined using the quoted market price of the Company's stock. Accordingly, there were no compensation charges generated from these option grants under APB 25.

The Company recorded a share-based compensation expense of $21,986, $482,766 and $347,798 in 2003, 2004 and 2005, respectively.

A summary of the stock option activity is as follows:

                                                                           Outstanding options
                                                          -------------------------------------------------------
                                                          Number of Options      Weighted average exercise price
                                                          -----------------      -------------------------------
Options outstanding at January 1, 2003                        48,180,000                    $   0.004
Granted                                                        6,000,000                    $   0.050
Cancelled                                                     (4,460,000)                   $   0.043
                                                             -----------
Options outstanding at December 31, 2003                      49,720,000
Granted                                                       52,760,000                    $   0.227
Cancelled                                                     (3,970,000)                   $   0.226
Exercised                                                     (1,600,000)                   $   0.003
                                                             -----------
Options outstanding at December 31, 2004                      96,910,000
Granted                                                       22,000,000                    $   0.210
Cancelled                                                    (16,936,650)                   $   0.237
Exercised                                                    (12,923,600)                   $   0.023
                                                             -----------
Options outstanding at December 31, 2005                      89,049,750
                                                             ===========

[KONG LOGO]

                                                                              49
                                                              Annual Report 2005

                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                                           (In US dollars, except share amounts)

The weighted average per share fair value of options as of the grant date was as follows:

                                             For the years ended December 31,
                                           2003           2004          2005
                                          -------        -------       -------
Stock options                             $ 0.066        $ 0.139       $ 0.150

The following table summarizes information with respect to stock options outstanding at December 31, 2005:

                                    Weighted average     Weighted average                  Weighted average
                        Number         remaining             exercise          Number          exercise
    PRC entities     outstanding    contractual life          price         exercisable          price
----------------     -----------    ----------------     ----------------   -----------    ----------------
Range of average
 exercise price
  $0.0025             26,486,000       6.50 years                 $0.0025    20,238,500        $0.0025
  $0.0100              5,490,000       6.96 years                 $0.0100     3,760,000        $0.0100
  $0.0500              2,811,710       7.58 years                 $0.0500     1,098,898        $0.0500
  $0.2500             17,525,040       8.13 years                 $0.2500     7,568,790        $0.2500
  $0.1750             14,737,000       8.83 years                 $0.1750     3,547,000        $0.1750
  $0.2500              4,000,000       9.01 years                 $0.2500     1,333,333        $0.2500
  $0.1795             12,800,000       9.37 years                 $0.1795             -        $0.1795
  $0.2500              1,200,000       9.50 years                 $0.2500       200,000        $0.2500
  $0.2575              4,000,000       9.66 years                 $0.2575             _        $0.2575
                     -----------    ----------------           ----------   -----------
   Total              89,049,750                                             37,746,521        $0.0805
                     ===========                               ==========   ===========

OPTIONS TO NON-EMPLOYEES

The Company granted 1,600,000 and 1,000,000 options to purchase ordinary shares to its external consultants in exchange for certain services in 2002 and 2003, respectively. The Company recorded compensation expense of $1,946 and $63,121 for the period from May 6, 2002 to December 31, 2002 and the year ended December 31, 2003, respectively, estimated using the Black-Scholes option pricing model as such method provides a more accurate estimate of the fair value of services received by the external consultants. These non-employees options have been fully exercised in 2005 for cash proceeds of $53,579. The following assumptions were used in the option pricing model:

                                                 For the year ended December 31,
                                                    2002                 2003
                                                 ------------          ---------
Average risk-free rate of return                         5.08%            4.44%
Weighted average expected option life                 4 years          4 years
Volatility rate                                            70%              70%
Dividend yield                                                              --

12. SEGMENT AND GEOGRAPHIC INFORMATION

The Company is primarily engaged in providing value-added services such as games and entertainment, communication services, media, and various other related products to mobile phone users. The Company's chief operating decision maker has been identified as the Company's Chief Executive Officer, who reviews consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. The Company believes it operates in one segment, and all financial segment information can be found in the consolidated financial statements.

                                                                     [KONG LOGO]

50
Annual Report 2005

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In US dollars, except share amounts)

PRODUCT LINES

The Company derives revenues principally form providing value-added services, such as games and entertainment, communication services, personalized media, and various other related products to mobile phone users. These services are delivered through 2.5G technology platforms including wireless access protocol ("WAP"), multimedia messaging services ("MMS") and Java(TM) and 2G technology platforms, including short messaging services ("SMS"), interactive voice response ("IVR") and color ring back tone ("CRBT"). Revenues for the years ended December 31, 2003, 2004 and 2005 are as follows:

                                       For the year ended December 31,
                                      2003         2004           2005
                                  -----------   ------------   ------------
2.5 Generation                    $ 3,852,880   $ 22,101,535   $ 38,207,474
  -WAP                              2,085,500     17,264,109     15,069,790
  -MMS                                 17,663        783,559      3,041,051
                                  -----------   ------------   ------------
  -Java(TM)                         5,956,043     40,149,203     56,318,315
                                  -----------   ------------   ------------
2 Generation
  -SMS                            $ 1,839,212   $  6,629,575   $ 14,870,475
  -IVR                                             1,068,109      5,235,861
  -CRBT and others                     11,434        111,765      1,151,706
                                  -----------   ------------   ------------
                                    1,850,646      7,809,449     21,258,042
                                  -----------   ------------   ------------
Other revenue                                         10.565        176.466
                                  -----------   ------------   ------------
                                  $ 7,806,689   $ 47,969,217   $ 77,752,823
                                  ===========   ============   ============

GEOGRAPHIC INFORMATION

The Company operates in the PRC and all of the Company's long-lived assets are located in the PRC.

13.NET INCOME PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

                                                           For the year ended December 31,
                                                  2003                     2004               2005
                                             ---------------         ---------------     --------------
Net income (numerator), basic and diluted    $     2,408,136         $    20,369,261     $   22,174,286
                                             ===============         ===============     ==============
SHARES (DENOMINATOR):
 Weighted average ordinary shares
  outstanding used in computing
   basic net income per share                    469,000,000             903,010,929      1,377,102,380

EFFECT OF DILUTIVE SECURITIES:
 Plus weighted average preferred
  shares outstanding                             581,000,000             301,612,022                  -

PLUS INCREMENTAL WEIGHTED AVERAGE
 ordinary shares from assumed
 conversions of stock options
 using the treasury stock method                  44,824,434              46,018,031         47,581,190
                                             ---------------         ---------------     --------------

TOTAL WEIGHTED AVERAGE SHARES USED IN
  COMPUTING DILUTED NET INCOME PER SHARE      1 ,094,824,434          1 ,250,640,982      1,424,683,570
                                             ===============         ===============     ==============
Net income per share, basic                  $          0.01         $          0.02     $         0.02
                                             ===============         ===============     ==============
Net income per share, diluted                $          0.00         $          0.02     $         0.02
                                             ===============         ===============     ==============

As of December 31, 2004, the Company had 33,260,000 ordinary shares equivalents outstanding that could have potential diluted income per share in the future, but which were excluded in the computation of diluted income share in the period, as their exercise prices were above the average market values in such period.

[KONG LOGO]

                                                                              51
                                                              Annual Report 2005

                                  NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
                                           (In US dollars, except share amounts)

Common stock equivalents are calculated using the treasury stock method. Under the treasury stock method, the proceeds from the assumed conversion of options are used to repurchase outstanding ordinary shares using a yearly average market price.

14. CONCENTRATIONS

(a) DEPENDENCE ON MOBILE PHONE OPERATORS

The revenue of the Company is primarily derived from cooperative arrangements with one mobile phone operator in Mainland China. The Mobile Operator is entitled to a portion of the revenues earned primarily from the transmission of wireless short message and WAP as well as for the billing and collection of service. If the strategic relationship with the mobile phone operator in the PRC is terminated or scaled-back, or if the mobile phone operator alters the revenue sharing arrangements, the Company's wireless value-added service business would be adversely affected.

Revenue collected through China Mobile for the years ended December 31, 2003, 2004 and 2005 are approximately $7,807,000, $47,716,000 and $73,844,000 representing 100%, 99% and 95% of revenues, respectively.

Amounts due from China Mobile as of December 31, 2003, 2004 and 2005 amounted to approximately $1,704,000, $10,131,000 and $9,889,000 representing approximately 100%, 99% and 91% of accounts receivable, respectively.

(b) CREDIT RISK

The Company depends on the billing system of the Mobile Operator to charge the mobile phone users through mobile phone bills and collect payments from users. The Company generally does not require collateral for its accounts receivable. The Company has not experienced any significant credit losses for any periods presented.

15. MAINLAND CHINA CONTRIBUTION PLAN AND PROFIT APPROPRIATION

Full time employees of the Company in the PRC participate in a government-mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company accrue for these benefits based on certain percentages of the employees' salaries. The total provision for such employee benefit was $410,009, $987,906 and $2,268,817 for the years ended December 31 2003, 2004 and 2005, respectively.

Pursuant to the laws applicable to the PRC's Foreign Investment Enterprises and local enterprises, the Company's subsidiaries in the PRC must make appropriations from after-tax profit to non-distributable reserve funds as determined by the Board of Directors of the Company.

For foreign enterprises, these reserve funds include (i) a general reserve fund,
(ii) an enterprise expansion fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after-tax profit (as determined under PRC GAAP at each year-end); the other fund appropriations are at the Company's discretion. These reserve funds can only be used for specific purposes of enterprise expansion and staff welfare and bonus and are not distributable as cash dividends. As of December 31, 2003, the three reserve fund balances were $nil. As of December 31, 2004, the three reserve fund balances were $381,629, $nil, and $nil, respectively. As of December 31, 2005, the three reserve fund balances were $1,852,336, $nil and $nil, respectively.

For local enterprises, these reserve funds include (i) a statutory surplus reserve fund, (ii) a statutory public welfare fund and (iii) a general surplus reserve fund. Subject to certain cumulative limits, the statutory surplus reserve fund and the statutory public welfare fund require annual appropriations of 10% and 5%, respectively, of after-tax

                                                                     [KONG LOGO]

52
Annual Report 2005

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2004 AND 2005
(In US dollars, except share amounts)

profit (as determined under PRC GAAP at each year end). The statutory surplus reserve fund can be converted into paid-in capital or distributed as dividends to shareholders under certain conditions. When the total amount of statutory surplus reserve fund up to 50% of paid-in capital of the company, the company can stop accruing this reserve fund. The statutory public welfare fund can only be utilized on capital items for the collective benefits of the company's employees such as the construction of dormitories, canteen, and other staff welfare facilities. The general surplus reserve fund can be used to distribute dividend to shareholders. As of December 31, 2003, the three reserve funds were $215,063, $107,532 and $1,828,035, respectively. As of December 31, 2004, the three reserve funds were $604,115, $964,068 and $1,828,035, respectively. As of December 31, 2005, the three reserve funds were $995,897, $1,159,959 and $1,828,035, respectively.

16. COMMITMENT AND CONTINGENCY

(a) OPERATING LEASE AS LESSEE

The Company leases certain office premises under non-cancelable leases which expire in 2006. Rental expense under operating leases for the year ended December 31, 2003, 2004 and 2005 were $276,386 and $1,112,667 and $1,587,839, respectively.

Future minimum lease payments under non-cancelable operating leases agreements were as follows:

Year ending
2006                  $ 755,202
                      =========

(b) CLASS ACTION LAWSUIT SETTLEMENT

In 2004, several class action lawsuits were filed against the Company and certain of its officers on behalf of shareholders of the Company in the U.S. District Court for the Southern District of New York. The lawsuits claimed that the Company had failed to adequately disclose in its prospectus certain sanctions imposed by China Mobile against the Company. The Court appointed a lead plaintiff in the actions. Following this appointment, plaintiffs filed a consolidated complaint.

In September, 2005, the Company entered into a memorandum of understanding with the counsels for the lead plaintiff to settle this class action lawsuit arising out of the Company's initial public offering in July 2004 for $3,500,000. As a result, the Company recorded an expense of $3,500,000 with respect to the settlement of this class action lawsuit for the year ended December 31, 2005.

In January 2006, the United States District Court Southern District of New York preliminarily approved the class action lawsuit settlement agreement that was entered between the Company and the lead plaintiff counsel. The Company made a settlement payment of $3.5 million into an escrow account during the first quarter of 2006. The court approved the settlement on April 14, 2006.

17. SUBSEQUENT EVENTS

(a) On January 19, 2006, the Company announced that it had sold its shares in EFN. The transaction has closed and the Company has received cash consideration of $1,740,805. The Company may receive additional payments contingent upon certain conditions.

(b) In January 2006, the Company entered into a definitive agreement to acquire a 100% equity interest in Sharp Edge Group Limited ("Sharp Edge"), a company incorporated in the British Virgin Islands and based in Beijing which provides wireless value-added services through its operating entity, Beijing Xinrui Technology (Beijing) Company Limited. The Company paid a cash consideration of $7 million during the first quarter of 2006, and may make two additional payments totaling up to $28 million over a 15-month period from closing, based upon Sharp Edge's financial performance. The Company has the option of paying 30% of the additional consideration by issuing shares of the Company. Sharp Edge is a leading provider of services on the short messaging services, or SMS, interactive voice response, or IVR, and color ring-back tone, or CRBT, technology platforms.

[KONG LOGO]